SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
The Andersons, Inc.
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THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
March 15, 2010
Dear Shareholder:
     You are cordially invited to attend the Annual Meeting of shareholders that will be held on Friday, May 7, 2010 at 8:00 a.m., local time, at The Andersons’ Headquarters Building, 480 West Dussel Drive, Maumee, Ohio 43537.
     This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the meeting agenda, and how to vote your proxy and procedures for the meeting. It also describes how the board operates and gives you information about our director candidates. A form of proxy for voting at the meeting and our 2009 annual report to shareholders are also included with this booklet.
     The Board of Directors has proposed an increase in authorized shares enabling the Company to pursue growth opportunities and ensure the sustainability of our company and to further the financial interests of all shareholders. The increase in shares will, among other things:
•	Give the company the flexibility to use common stock to raise capital or use as consideration to acquire other businesses,

•	Allow the Company to declare stock splits or stock dividends, and

•	Permit the Company to continue to provide shares as part of employee benefit plans.
     Your Board has recommended a vote in favor of this proposal. I am confident we have the discipline to continue our sound financial governance practices in the future and would appreciate your support on this proposal.
     It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
     I look forward to seeing you on May 7th.
Sincerely,
/s/Michael J. Anderson
Michael J. Anderson
Chairman, Board of Directors and
Chief Executive Officer

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 7, 2010
Time:	8:00 A.M., Local Time
Place:	The Andersons’ Headquarters Building
480 West Dussel Drive
Maumee, Ohio 43537
Matters to be voted upon:
1.	The election of nine directors identified as nominees herein to hold office for a one-year term.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

3.	The approval of an amendment to the Company’s Articles of Incorporation in order to authorize 17,000,000 additional Common Shares.

4.	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Holders of record of The Andersons, Inc. Common Shares as of the close of business on March 10, 2010 will be entitled to vote at the Annual Meeting.

By order of the Board of Directors
Maumee, Ohio
March 15, 2010	/s/Naran U. Burchinow

Naran U. Burchinow
Secretary
Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2010
The Proxy Statement and Annual Report to Shareholders with Form 10K is available at www.edocumentview.com/ANDE2010

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
PROXY STATEMENT

Annual Meeting of Shareholders
May 7, 2010
Introduction
     The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals described in this proxy statement. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy is intended to be first mailed or otherwise delivered to shareholders on March 22, 2010.
This Proxy Solicitation
     Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
     This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Company”) that you may find useful in deciding how to vote with respect to each of the proposals. After this introduction, you will find the following seven sections:
•	Voting

•	Proposals

•	Board of Directors

•	Appointment of Independent Registered Public Accounting Firm

•	Proposal Regarding Amendment to the Articles of Incorporation to Increase the Number of Shares of Authorized Stock

•	Share Ownership

•	Executive Compensation

•	Other Information
The Annual Meeting
     As shown on the Notice of Annual Meeting, the Annual Meeting will be held on Friday, May 7, 2010 at 8:00 a.m., local time, at The Andersons’ Headquarters Building in Maumee, Ohio. The Company’s Code of Regulations requires that a majority of our Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.

i     Abstentions and broker non-votes (proxies held in street name by brokers that are not voted on all proposals) will be treated as present for purposes of determining whether a majority of our Common Shares is represented, and will therefore affect whether a quorum has been achieved
     There were no shareholder proposals submitted for the 2010 Annual Meeting. We must receive any shareholder proposals for the 2011 Annual Meeting at our principal offices in Maumee, Ohio by December 31, 2010.
Common Shares Outstanding
     On March 10, 2010, The Andersons, Inc. had issued and outstanding 18,399,686 shares of common stock.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2010
     The proxy statement and Annual Report to Shareholders with Form 10K is available at www.edocumentview/ANDE2010.
Voting
     You are entitled to one vote at the Annual Meeting for each Common Share of The Andersons, Inc. that you owned of record as of the close of business on March 10, 2010.
How to Vote Your Shares
     You may vote your shares at the Annual Meeting by proxy or in person. Even if you plan to attend the meeting, we urge you to vote in advance. If your shares are recorded in your name, you may cast your vote in one of the following ways:
•	Vote by telephone: If you received a proxy card, you can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by mail: If you received a proxy card and choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

•	Vote via the Internet: You can vote by internet at any time by visiting the website listed on your proxy card, notice document or email that you received. Follow the simple instructions and be prepared to enter the code listed on the proxy card, notice document or email that you received. If you vote via the Internet, you do not need to return your proxy card.

•	Vote in person at the Annual Meeting.
     Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

     When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Matthew C. Anderson, Naran U. Burchinow and Tamara S. Sparks to serve as the proxies for the Annual Meeting.
How to Revoke Your Proxy
     You may revoke your proxy at any time before it is exercised by any of the following means:
•	Notifying Naran U. Burchinow, our Corporate Secretary, in writing prior to the Annual Meeting;

•	Submitting a later dated proxy card, telephone vote or internet vote or;

•	Attending the Annual Meeting and revoking your proxy in writing.
     Your attendance at the Annual Meeting will not, by itself, revoke a proxy.
Voting at the Annual Meeting
     Your shares will be voted at the meeting as directed by the instructions on your proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting and (4) you did not validly revoke your proxy prior to the meeting.
The Board’s Recommendations
     If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares for the election of the nominated directors, for the ratification of the independent registered public accounting firm and for the Amendment to increase the number of shares of authorized stock.
Votes Required to Approve Each Item
     The Company’s Code of Regulations states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors.
     The ratification of the independent registered public accounting firm requires an affirmative vote of a majority of the Common Shares present and entitled to vote. An abstention will count as a vote against this proposal; however, broker non-votes will not count as a vote for or against this proposal.
     The approval of the Amended Articles of Incorporation to increase the number of shares of authorized stock requires an affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares. A broker non-vote or abstention will count as a vote against this proposal.
Householding
     The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each shareholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Shareholders may elect to receive individual copies of the proxy materials at the same address by contacting Investor Relations at 480 West Dussel Drive, Maumee, Ohio 43537.

Where to Find Voting Results
     We will announce the voting results at the Annual Meeting and will publish the voting results in the Company’s Form 8-K to be filed with the Securities and Exchange Commission within four business days after the annual meeting.
Summary of Proposals
     The Governance / Nominating Committee and the Board, including all independent directors, have nominated nine directors each for a one-year term.
     The Audit Committee has hired and the Board has approved PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010 and recommends that you vote to ratify their appointment.
     The Board has approved the Amendment to the Articles of Incorporation to increase the number of shares of authorized stock and recommends that you vote for this amendment.
     At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.
Election of Directors
     The Board of Directors is currently comprised of ten directors. Charles A. Sullivan has elected not to stand for re-election in light of recent board action establishing age 72 as retirement age for board members and the Board has voted to reduce the number of directors to nine commencing with this Annual Meeting. The Governance / Nominating Committee and Board of Directors have nominated and recommend the election of each of the nine nominees listed below. Each Director that is elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed is currently a Director of the Company. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors as provided for in the Company’s Code of Regulations.
     Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. There is no right to cumulative voting as to any matter, including the election of directors.
     The following is a brief biography of each nominee as well as the specific qualifications of the nominee as identified by the Board’s Governance / Nominating Committee. Information as to their ownership of the Common Shares can be found in the “Share Ownership” section at page 18. All information provided is current as of February 28, 2010.

		Principal Occupation, Business Experience	Director
Name	Age	and Other Directorships	Since
Michael J. Anderson	58	Chairman of the Board since 2009, President and Chief Executive Officer since January 1999. Prior to that President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Director of FirstEnergy Corp. from 2007 to current and director of Interstate Bakeries Corp from 1998 to 2009.	1988

Gerard M. Anderson	51	President and Chief Operating Officer, DTE Energy since 2005. Joined Detroit Edison, a subsidiary of DTE Energy in 1993 and held various executive positions. Prior to this, a consultant with McKinsey & Co., Inc. Director of DTE Energy since 2009	2008

Catherine M. Kilbane	46	Senior Vice President, General Counsel and Secretary of American Greetings Corporation since 2003. Prior to that a partner with the Cleveland law firm of Baker & Hostetler LLP.	2007

Robert J. King, Jr.	54	President and Chief Executive Officer, PVF Capital Corp since 2009. Prior to that Senior Managing Director, Private Equity, FSI Group, LLC from 2006 through 2009. Formerly Managing Director, Western Reserve Partners LLC, Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. Director of Shiloh Industries, Inc. since 2005 and PVF Capital Corp. since 2009.	2005

Ross W. Manire	58	Chairman and Chief Executive Officer of ExteNet Systems, Inc. since 2002. Served as President, Enclosure Systems Division of Flextronics International from 2000 to 2002. Prior to that held senior management positions at Chatham Technologies, Inc., and 3Com Corporation. Former Partner at Ridge Capital Corporation and Ernst and Young. Director of Zebra Technologies Corporation since 2003 and Eagle Test Systems, Inc. from 2004 through 2008.	2009

		Principal Occupation, Business Experience	Director
Name	Age	and Other Directorships	Since
Donald L. Mennel	63	President and Treasurer of The Mennel Milling Company since 1984. Served as a member of the Federal Grain Inspection Service Advisory Board and a past chairman of the Eastern Soft Wheat Technical Board.

David L. Nichols	68	Past President and Chief Operating Officer of Macy’s South, a division of Macy’s, Inc. from 2000 through 2005, previously Chairman and Chief Executive Officer of Mercantile Stores, Inc. Director of R. G. Barry Corporation since 2005. Past director of the Federal Reserve Bank, Cleveland, Ohio.	1995

John T. Stout, Jr.	56	Chief Executive Officer of Plaza Belmont Management Group LLC since 1998. Previously President of Manildra Milling Corp and Manildra Energy Corp from 1991 through 1998 and Executive Vice President of Dixie Portland Flour Mills Inc. from 1984 to 1990.	2009

Jacqueline F. Woods	62	Retired President of Ameritech Ohio (subsequently renamed AT&T Ohio). Director of The Timken Company since 2000 and School Specialty, Inc. since 2006.	1999
     The Governance / Nominating Committee considers a variety of factors when presenting the slate of nominees for the board – these are listed in detail on page 10. Because of the importance of diversity in our businesses, the Committee looks at the different skills and experiences that each nominee brings. Following are specific experience, qualifications, attributes or skills that the Governance / Nominating Committee viewed as valuable to our business for the next year:

Director	Specific experience, qualifications, attributes or skills
Michael J. Anderson	•	Over 30 year history with the Company including leadership of the Grain and Retail businesses
	•	Specific expertise in agricultural commodities trading and hedging activities.
	•	Intimate knowledge of all businesses
	•	Experience as a member and chair of other public company boards
	•	Three years public accounting experience
	•	MBA in finance and accounting
	•	Executive Leadership Program, Harvard Business School

Gerard M. Anderson	•	Currently engaged as President & Chief Operating Officer and board member of a publicly traded energy company
	•	Energy industry expertise
	•	MBA and MPP with a civil engineering undergraduate degree
	•	Past experience as a consultant with McKinsey and Company

Director	Specific experience, qualifications, attributes or skills
Catherine M. Kilbane	•	Currently engaged as Secretary and General Counsel for a publicly traded company
	•	Experience with public company regulatory requirements
	•	Experience in an industry that is a supplier to retailers
	•	Attorney with extensive corporate law experience, including mergers and acquisitions, joint ventures, securities and compliance

Robert J. King, Jr.	•	Currently engaged as President and board member of a publicly traded financial services company
	•	MBA with a finance undergraduate degree
	•	Expertise in banking, finance and related risk analysis with extensive senior officer experience with major banking organization.
	•	Experience as a member of other public company boards

Ross W. Manire	•	Currently engaged as Chairman and CEO of a telecommunications company
	•	Mergers and acquisition and international business experience
	•	Experience as a member of other public company boards
	•	Formerly a partner with an international auditing firm and certified public accountant
	•	Prior service as Chief Financial Officer of public company
	•	MBA with economics undergraduate degree

Donald L. Mennel	•	Active President and Treasurer a major wheat milling company
	•	MBA
	•	Past chair of audit committee and designated financial expert
	•	Extensive grain industry experience, including analysis and hedging of agricultural commodity risk

David L. Nichols	•	Experience as a Chairman and Chief Executive Officer of a large public retailer
	•	Experience as a member of other public company boards
	•	Service on the Cleveland Federal Reserve Board, including chair of the Audit Committee
	•	Past chair of Andersons audit committee and designated financial expert

John T. Stout, Jr.	•	Currently engaged as Chief Executive Officer of diversified food processor and supplier
	•	Experience in the financial markets as it relates to the food industry, including analysis of agricultural commodity risk
	•	Mergers and acquisition experience
	•	Experience managing company which was a consumer of wheat
	•	Board member for a variety of companies in the food industry
	•	Elected to Kansas City Federal Reserve Board January 1, 2010, previously six years on Kansas City Federal Reserve Board Economic Advisory Committee

Director	Specific experience, qualifications, attributes or skills
Jacqueline F. Woods	•	Experience as a President of large telecommunications company
	•	Experience as a member of other public company boards
	•	Career experience in finance, marketing, strategic planning, public relations and government affairs
	•	Executive Leadership Program, Kellogg Graduate School of Management, Northwestern University
     The Board of Directors recommends a vote FOR the election of the nine directors as presented.
Corporate Governance
Board Meetings and Committees

Committees of the Board effective upon re-election
Governance /
Name	Board	Audit	Compensation	Nominating	Finance
Michael J. Anderson	C
Gerard M. Anderson	X			X	X
Catherine M. Kilbane	X	X	C
Robert J. King, Jr.	X		X		C
Ross W. Manire	X		X		X
Donald L. Mennel	X	X		C
David L. Nichols	X	C		X
John T. Stout, Jr.	X				X
Charles A. Sullivan (1)
Jacqueline F. Woods	X	X	X	X

C Chair, X Member

(1)	Not standing for re-election
     The Board of Directors held five regular meetings and one special board meeting in 2009. Each director attended 75% or more of the 2009 meetings of the Board of Directors and committees on which each such director serves. We do not have a formal policy regarding board members’ attendance of the annual meeting. However, each of the then current Board members attended the 2009 Annual Shareholders Meeting. Richard P. Anderson and Paul M. Kraus were members of the Board until the May 2009 Annual Meeting at which point they did not stand for re-election. They attended both regular Board meetings in 2009 prior to such meeting. Richard P. Anderson is non-voting Chairman Emeritus, and attends meetings without compensation.
     The Audit Committee, Compensation Committee, Finance Committee and Governance / Nominating Committee each have written charters. Copies of such charters are available at www.andersonsinc.com under the Corporate Governance tab within the Investor Relations section of the website.
     Director Independence: The Board is made up of a majority of independent directors. An “independent” director is a director who meets the criteria for independence as required by the applicable law and the NASDAQ Corporate Governance Standards for Listed Companies (“Nasdaq”) and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the corporate governance standards of the Nasdaq, with the exception of Michael J. Anderson, Chairman, President and Chief Executive Officer. Former director Charles A. Sullivan was also considered independent by the Board. Michael J. Anderson and Gerard M. Anderson are cousins. The Board has determined that the relationship does not affect Gerard M. Anderson’s exercise of independent judgment on the Board. Each of the Audit, Compensation, Finance and Governance / Nominating Committees is made up solely of independent members.
     Audit Committee: The Audit Committee is comprised of four independent members (as defined in the NASDAQ Corporate Governance Standards for Listed Companies and, among other duties, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings in 2009.
     The Board has determined that David L. Nichols is an “audit committee financial expert” as defined in the federal securities laws and regulations. David L. Nichols will replace Mr. Mennel as Chairman of the Committee effective with his re-election to the Board. In 2009, Donald L. Mennel served as the audit committee financial expert. Jacqueline F. Woods joined the committee in 2010, replacing Charles A Sullivan.
     Compensation Committee: The Compensation Committee, comprised solely of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies), reviews the recommendations of the Company’s Chief Executive Officer and Vice President, Human Resources as to the appropriate compensation that includes base salaries, short-term and long-term compensation, and benefits of the Company’s officers (other than the Chief Executive Officer) and determines the compensation of such officers and the Company’s Chief Executive Officer for the ensuing year. In addition, under the Company’s 2005 Long-Term Performance Compensation Plan, the Compensation Committee reviews, approves and recommends to the Board of Directors grants of equity-based compensation aggregated for non-officers and individual grants for officers and reviews and approves the “Compensation Discussion and Analysis” appearing in this proxy statement on page 21. The Compensation Committee met four times during 2009. All members of the Compensation Committee are independent. The Compensation Committee, by charter, is authorized to retain its own independent compensation consultants and legal counsel.
     Finance Committee: The Finance Committee is comprised of four independent directors and is charged with monitoring and overseeing the Company’s financial resources, strategies and risks, especially those that are long-term in nature. The Finance Committee met twice in 2009. All members of the Finance Committee are independent as defined in the NASDAQ Corporate Governance Standards for Listed Companies.
     Governance / Nominating Committee: The Governance / Nominating Committee is comprised solely of four independent directors. This Committee met twice in 2009. The Committee recommends to the Board actions to be taken regarding its structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, and recommends a slate of directors to be submitted to the shareholders for approval and conducts regular meetings of the independent directors without management being present. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this proxy statement. All members of the Governance / Nominating Committee are independent as defined in the NASDAQ Corporate Governance Standards for Listed Companies. John T. Stout, Jr. joined the Governance / Nominating Committee in 2010, replacing Charles A. Sullivan.
     It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
     Submission of names by shareholders is to be made to the Secretary of the Company, at the Company’s Maumee, Ohio address. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee. The shareholder’s notice must set forth all information relating to any nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Act of 1934, as amended (including, if so required, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Additionally, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must provide the name and address of such shareholder and beneficial owner and the class and number of shares of the Company which are owned beneficially and of record by such shareholder and beneficial owner.
     Each candidate for director (no matter how nominated) is evaluated on the basis of his or her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself or herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable stock exchange regulations and any other applicable laws, and the Board’s ratio of independent to non-independent directors is also taken into consideration. Qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:
•	Able to serve for a reasonable period of time

•	Multi-business background preferred

•	Successful career in business preferred

•	Active vs. retired preferred

•	Audit Committee membership potential

•	Strategic thinker

•	Leader / manager

•	Agribusiness background, domestic and international

•	Transportation background

•	Retail background

•	Brand marketing exposure
     The Committee does not have specific diversity goals other than to annually present a slate of nominees who will contribute expertise to the Board, who will conduct themselves in accordance with the Company’s Statement of Principles and share their diverse skills and experiences for the greater good of the Company. Because the Company consists of several diverse businesses, we highly value differing viewpoints shared in the pursuit of Board actions that best balance the objectives of each of the following stakeholders; customers, employees, shareholders and communities.
     Chairman: Upon his re-election to the Board, Michael J. Anderson will serve as Chairman of the Board of Directors, and will continue as President and Chief Executive Officer. The Chairman chairs meetings of the Board, sets Board meeting agendas, has authority to call meetings of the Board and serves as liaison with management of the Company.
     Lead Director: Effective with this Annual Meeting and upon his re-election to the Board, Donald L. Mennel will succeed Charles A. Sullivan as Lead Director. The Lead Director chairs meetings of the independent directors, approves board meeting agendas, has the authority to call meetings of the independent directors and serves as a liaison with the Chairman.
     Board Leadership Structure: Effective with the retirement from the Board of Directors of Richard P. Anderson in 2009, Michael J. Anderson assumed the position of Chairman of the Board in addition to his roles as President and Chief Executive Officer. Charles A. Sullivan has served in the active role of Lead

Director for many years and chairs the independent board members discussion that has been a standing session in every regular board meeting since 2003. Donald L. Mennel will be assuming the role of Lead Director effective with the May 2010 Annual Meeting.
     The Board has determined that combining the positions of Chairman and Chief Executive Officer enhances the efficiency and focus of Board meetings, and its coordination with management and plans of the Company, provided that the Board also has the services of an experienced and effective Lead Director to perform that role’s essential duties. The company’s current Chairman and CEO brings to his position experience on two other public company boards, including service as chairman, coupled with a detailed knowledge of the Company’s businesses derived from decades long experience with the Company. Moreover, the variety and complexity of the Company’s businesses underscores the need for a Chairman with detailed knowledge of the Company’s day to day issues to assure relevant Board agendas, adequate information and analysis for meetings, and the coordination with management. Combining the function is appropriate, and effective, when the Company also has the benefit of an experienced Lead Director, with responsibilities and authority to manage decisively the meetings of the independent directors, to communicate their interests to the Chairman, and to assert to the Chairman any other concerns for the benefit of the stockholders, and in so doing serving as an institutional counterweight to the Chairman and CEO.
     Executive Sessions of the Board: Our independent directors meet in executive session at each Board meeting. Our Lead Director chairs these executive sessions.
     Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of its officers at the Company’s Maumee, Ohio address or by calling any officer at 419-893-5050 or 800-537-3370. All shareholder communications intended for the Board will be forwarded to the Board members. Shareholders may also obtain additional information about the Company at the Company’s website (www.andersonsinc.com).
Code of Ethics
     The Company has adopted Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Company’s website (www.andersonsinc.com) under the Corporate Governance tab within the Investor Relations section of the website. The Company intends to post amendments to or waivers, if any, from its Standards of Business Conduct as relates to the Company’s principal executive officer, principal financial officer or principal accounting officer on its website.
Review, Approval or Ratification of Transactions with Related Persons
     The Board has practices and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of the Company that may arise in connection with transactions with certain persons or entities, which include the completion of annual written questionnaires requiring disclosure of potential conflict situations, financial transactions, and annual affirmation of compliance with the Company’s Standards of Business Conduct and Statement of Principles (the “Policy”). The Policy operates in conjunction with the Company’s Standards of Business Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved is material to the individual (and in any event, to any transaction in which the amount may be expected to exceed $120,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).

     The Governance / Nominating Committee is charged with the review of any transactions with related persons. They may utilize outside legal counsel or the Company’s general counsel to provide opinions as to the appropriateness of any potential related party transaction. All directors and officers complete annual questionnaires regarding their stockholdings and transactions which may possibly be regarded as involving related parties. In considering any matter, the Governance / Nominating Committee will consider the terms of the Company’s Standards of Business Conduct, which directors and officers also commit to observe.
     A Related Person Transaction is subject to review and approval or ratification by the Governance / Nominating Committee. As part of its review of each Related Person Transaction, the Governance / Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification. The Director involved in a Related Person Transaction will recuse himself/herself from any decision to approve or ratify such transaction.
     The Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.
     There were no Related Person Transactions for the year ended December 31, 2009.
Audit Committee Report
     The Audit Committee of The Andersons, Inc. Board of Directors is comprised of four independent directors and operates under a written charter. The Audit Committee appoints, establishes fees to, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
     Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and assessing the effectiveness of the Company’s internal controls over financial reporting and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
     In this context, the Audit Committee has met and held separate discussions with management, the Company’s internal audit manager and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal audit manager and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by PCAOB AU Section 380 Communications with Audit Committees and reviewed all material written communications between the independent registered public accounting firm and management.
     The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526 Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

     The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit and Other Fees”) when considering their independence.
     Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Donald L. Mennel (outgoing chair), David L. Nichols (incoming chair), Charles A. Sullivan,
Catherine M. Kilbane
Use of Compensation Consultants
     To date, the Compensation Committee of the Board of Directors has not engaged independent compensation consultants but has express authority to do so. Management of the Company has engaged two separate consultants as noted in the Compensation Discussion and Analysis section of the document. Findley-Davies’ role in providing executive compensation consulting was primarily focused on providing benchmarking data and analysis but did not recommend specific director or executive compensation levels. Findley Davies provided both compensation consulting and other services to the Company in 2009 as follows:

Fees	2009
Executive Compensation Consulting	$11,820
Fees for other consulting and actuarial services (1)	229,840
Fees specific to retirement plan revisions	348,128

Total	$589,788

(1)	Services include technical and communications support of the Company’s health and welfare and retirement plans. In 2009, a portion ($46,200) was charged directly to the pension trust.
Compensation / Risk Relationship
     Company management has reviewed the compensation programs established for all employees and determined that certain aspects of our incentive programs may encourage the taking of undue risk positions, but that such situations are infrequent and mitigated by compensating controls. In all cases, the Company believes that it has appropriate mitigating controls and that compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The results of this review are discussed below:
(a)	One Year Income Incentives. The Company’s annual cash compensation program for management (MPP) is generally based on one year of income performance as defined by generally accepted accounting principles in the U.S.. By measuring only one year of income results, an incentive can be created to maximize short-term, same year profits by making unwise credit decisions which might increase long-term counterparty risk. This incentive is mitigated by the following: (i) the Company caps all short term incentive compensation at two times the targeted amount for each position; (ii) the Company’s Vice President Finance & Treasurer must establish all credit limits above any material size (varies by business group); (iii) a majority of management employees who participate in MPP also participate in the Company’s long-term equity compensation program, which is coupled with equity retention requirements (large in the case of senior officers); and (iv) losses in subsequent years from imprudent credit decisions will reduce compensation in such subsequent years. No formal claw back provisions exist which would require disgorgement by any officer or employee of previously paid MPP payments should subsequent financial results indicate that undue risk positions were taken by such person, other than as provided by federal securities laws.

(b)	Performance Share Units. Company officers receive Performance Share Units (PSUs) that vest based upon service and performance which is measured by three year cumulative diluted earnings per share on a rolling basis. Absent mitigating controls to monitor equity transactions and manage the Company’s leverage, this award might suggest that actions could be taken to improve Company earnings per share results but create a riskier balance sheet position by increasing the Company’s leverage or through the use of cash to purchase shares on the open market. The PSU award criteria might also incent aggressive acquisitions strategies, under which the Company might incur imprudent amounts of debt in order to finance riskier acquisitions in order to increase short term earnings per share and thereby increase PSU awards. This incentive is mitigated by the following controls: (i) acquisitions of any significance require the approval of the CEO and the Board of Directors; (ii) officers have large equity retention requirements, which would be negatively impacted by transactions with large inherent risk, (iii) the Company’s leverage is controlled by the CEO and the Vice President, Finance & Treasurer within levels approved by the Board of Directors.

(c)	Stock Appreciation Rights. Since 2006, the Company has awarded Stock Only Stock Appreciation Rights (“SOSARs”) in lieu of traditional stock options. SOSARs are awards paid in shares of Company stock; the amount is determined based on the share price appreciation (at the exercise date) of the number of shares granted. While the Company’s SOSAR program presents a long term incentive different than traditional stock options, it nonetheless presents executives with the choice of when to exercise the right to acquire the shares of stock that are awarded under the program. In that respect, SOSAR

(d)	s, like any stock option, can incent executives to enter into transactions with long term risks which may result in short term gains in stock price at the expense of the Company’s long term financial performance. The temptation to engage in such transactions is mitigated by the following controls: (i) major transactions which might affect short term stock price require the approval of both the CEO, as well as the Board, and (ii) our internal criteria for approving major investments utilizes a RAROC (Risk Adjusted Return on Capital) analysis whereby riskier investments require higher reward prospects for approval, making approval more difficult to achieve.

Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
     PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent registered public accounting firm for the year ended December 31, 2009. The Audit Committee has appointed PwC as the independent registered public accounting firm of the Company for the year ending December 31, 2010.
     Representatives from PwC are expected to attend the annual meeting. They will have an opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to questions.
Audit and Other Fees
     During 2009, PwC not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees billed by PwC for audit and tax related services related to 2009 and 2008 and for other services billed in the most recent two years:

Fees	2009	2008
Audit (1)	$1,432,506	$1,485,266
Audit-related	—	—
Tax (2)	33,710	35,029
Other (3)	2,760	1,500

Total	$1,468,976	$1,521,795

(1)	Fees for professional services rendered for the audit of the consolidated financial statements, statutory and subsidiary audits, consents, and assistance with review of documents filed with the SEC.

(2)	Fees for services related to tax consultations and tax planning projects.

(3)	Annual license fee for technical accounting research software.
Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
     In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes-Oxley Act of 2002 which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent registered public accounting firm. Under this policy, the Audit Committee specifically pre-approves at the beginning of each fiscal year all audit and audit-related services to be provided by the independent registered public accounting firm during that fiscal year within a general budget. The Audit Committee is updated as to the actual billings for these items at each meeting.
     Tax and all other services that are permitted to be performed by the independent registered public accounting firm, but could also be performed by other service providers, require specific pre-approval by the Audit Committee after considering the impact of these services on auditor independence. If the Audit Committee pre-approves services in these categories by the independent registered public accounting firm, the Audit Committee is updated at each meeting as to the actual fees billed under each project.

     Since May 6, 2003, 100% of the tax and other fees were pre-approved by the Audit Committee. All fees noted above were for full-time, permanent employees of PwC.
     Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm
     The Audit Committee has hired and the Board of Directors has approved PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2010.
     If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms.
     The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.
Proposal to Approve an Amendment to the Company’s Amended and Restated Articles of Incorporation to
Increase Number of Shares of Authorized Stock
     The Company’s Articles of Incorporation currently provide for authorized capital stock consisting of 25,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Preferred Stock, no par value.
     By resolution dated February 26, 2010, the Board of Directors adopted a resolution declaring it advisable to amend subsection (a) of Article Fourth of the Company’s Amended and Restated Articles of Incorporation to increase by 17,000,000 the aggregate number of shares of common stock, no par value (“Common Stock”), that the Company has the authority to issue to an aggregate 42,000,000 shares which, when added to the 1,000,000 shares of preferred stock, no par value (“Preferred Stock”) which the Company is currently authorized to issue, shall bring the total number of the Company’s authorized shares to 43,000,000 shares. The 1,000,000 shares of Preferred Stock which the Company is authorized to issue will remain unchanged. The proposed revised subsection (a) of Article Fourth of the Company’s Amended and Restated Articles of Incorporation is set forth as Appendix A to this Proxy Statement. The Board of Directors directed that the amendment be submitted for consideration by the stockholders at the Annual Meeting.
     As of December 31, 2009, the Company had 18.3 million shares of common Stock issued and outstanding, zero shares of Preferred Stock issued and outstanding, and options, SOSARS, etc. to acquire an aggregate 1.7 million shares of Common Stock. This totals 20 million shares of Common Stock issued and reserved for issuance under outstanding awards. The additional Common Stock would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of the Common Stock of the Company are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of the Company’s stockholders. The increase in the number of authorized shares may possibly be used in anti-takeover actions. While the authorization of additional shares might have such an effect, the Board of Directors does not intend or view the proposed increase in authorized shares as an anti-takeover measure.
     The authorized shares of Common Stock in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company’s stockholders, except as may be required by applicable laws or regulations, including stock exchange rules. The Board of Directors believes that it is in the best interests of the Company and its stockholders to have additional shares of Common Stock authorized which would be available for issuance for stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions, debt leverage management, working capital or other corporate purposes. The Board of Directors believes the current number of authorized and unissued common shares available for issuance is too limited to allow prompt or flexible action by the Board if and when needed. The Company and the Board have no current plan to issue any of the proposed additional authorized shares. Because the holders of the Common Stock do not have preemptive rights, the issuance of Common Stock (other than on a pro rata basis to all current stockholders) would reduce the current stockholders’ proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to maintain a proportionate interest through normal market purchases. There are no currently issued shares of Preferred Stock outstanding, and no change is being made to any right of any prospective holder of Preferred Stock.
     Shareholders are not entitled to dissenter’s rights or appraisal rights with respect to this proposal, and the Company will not independently provide our stockholders with any such rights.
     If the proposed amendment is approved by the stockholders, it will become effective upon the acceptance for record of the Article of Amendment with the Secretary of State of Ohio, which will occur as soon as reasonably practicable after approval.
     The Board of Directors unanimously recommends a vote FOR the proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the aggregate number of shares of Common Stock that the Company is authorized to issue as set forth above.

Share Ownership
Shares Owned by Directors and Executive Officers
     This table indicates the number of Common Shares beneficially owned as of February 26, 2010. The table displays this information for the directors and executive officers as a group, for each director individually and for each of the Named Executive Officers (as defined hereafter). Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as noted below, the address of the beneficial owners is The Andersons, Inc., 480 West Dussel Drive, Maumee, Ohio 43537.

	Amount and Nature of Shares Beneficially Owned
				Aggregate
	SOSARs /			Number Of Shares	Percent
	Options	Common		Beneficially	of Class
Name	(a)(H)	Shares		Owned	(b)
Dennis J. Addis	1,467	37,912	(c)	39,379	*
Michael J. Anderson	47,866	320,461	(d)	368,327	2.0%
Gerard M. Anderson	1,533	211,218		212,751	1.2%
Nicholas J. Conrad	523	9,830		10,353	*
Richard R. George	1,200	28,529	(e)	29,729	*
Catherine M. Kilbane	1,533	2,166		3,699	*
Robert J. King Jr.	3,533	3,000		6,533	*
Ross W. Manire	1,533	—		1,533	*
Donald L. Mennel	1,533	63,242	(g)	64,775	*
David L. Nichols	1,533	10,091		11,624	*
Harold M. Reed	3,000	44,930		47,930	*
Rasesh H. Shah	22,633	53,798		76,431	*
Gary L. Smith	1,200	9,532		10,732	*
John T. Stout, Jr.	—	277		277	*
Charles A. Sullivan	7,533	28,242	(f)	35,775	*
Jacqueline F. Woods	1,533	19,502		21,035	*
All directors and executive officers as a group (21 persons)	108,506	1,432,646		1,541,152	8.3%

(a)	Includes options exercisable within 60 days of February 26, 2010.

(b)	An asterisk denotes percentages less than one percent.

(c)	Includes 1,900 Common Shares owned by Jonathan Addis, Mr. Addis’s son. Mr. Addis disclaims beneficial ownership of such Common Shares. Includes 36,012 Common Shares owned by Dennis J. Addis, Trustee of the Dennis J. and Therese A. Addis Joint Revocable Trust.

(d)	Includes 100,092 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson’s spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(e)	Includes 28,529 Common Shares owned by Richard R and Susan K George Trust.

(f)	Includes 13,120 Common Shares owned by Charles A. Sullivan Trust.

(g)	Includes 28,042 Common Shares held by Donald M. Mennel trust. Mr. Mennel disclaims beneficial ownership of such Common Shares.

(h)	Vested SOSARs (stock appreciation rights that can only be settled in shares) are not included in this total as the February 26, 2010 market price of $32.30 would not trigger any delivery of shares to the holder upon exercise. Following are details of the excluded SOSARs that are currently vested and exercisable:

Name	Vested	Exercise price
Dennis J. Addis	16,000	$39.115
	7,770	42.300
	4,000	46.260
Michael J. Anderson	44,000	39.115
	25,700	42.300
	13,333	46.260
Nicholas C. Conrad	1,150	39.115
	600	42.300
	733	46.260
Richard R. George	6,000	39.115
	2,800	42.300
	2,100	46.260
Catherine M. Kilbane	1,000	44.050
	2,133	46.260
Robert J. King, Jr.	6,600	39.115
	3,300	42.300
	2,133	46.260
Ross W. Manire	900	42.810
Donald L. Mennel	6,600	39.115
	3,300	42.300
	2,133	46.260
David L. Nichols	6,600	39.115
	3,300	42.300
	2,133	46.260
Harold M. Reed	19,000	39.115
	10,000	42.300
	4,450	46.260
Rasesh H. Shah	24,000	39.115
	11,000	42.300
	4,000	46.260
Gary L. Smith	6,000	39.115
	2,800	42.300
	2,100	46.260
Charles A. Sullivan	6,600	39.115
	3,300	42.300
	2,133	46.260
Jacqueline F. Woods	6,600	39.115
	3,300	42.300
	2,133	46.260
All directors and executive officers as a group (21 persons)	334,118	$39.115-$46.26

Share Ownership of Certain Beneficial Owners

			Percent of
		Amount and Nature	Class as of
Title of	Name and Address of Beneficial	of Common Shares	December 31,
Class	Owner	Beneficially Owned	2009
Common Shares	Blackrock, Inc. (a) 40 East 52nd Street New York, New York 10022	1,403,389	7.67%
Common Shares	The Vanguard Group, Inc. (b) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	930,851	5.08%

(a)	Based upon information set forth in the Schedule 13G filed on January 20, 2010 by Blackrock, Inc. Blackrock, Inc. is a holding company or control person with the sole power to vote and dispose of 1,403,389 Common Shares.

(b)	Based upon information set forth in the Schedule 13G filed on February 1, 2010 by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment advisor with the sole power to vote 24,233 Common Shares and sole dispositive power over 906,618 Common Shares as well as shared dispositive power over 24,233 Common Shares
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.
     We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2009, except for the following:
•	Harold Reed filed late Form 4 for the exercise of a stock option on July 20 2009;

•	Harold Reed filed a late Form 4 for a number of acquisitions arising from dividend reinvestments plans and a small gift of shares on May 18, 2009;

•	Dennis Addis filed a late Form 4 for a number of acquisitions arising from dividend reinvestments plans and a small gift of shares on March 3, 2009.
Compensation Committee Interlocks and Insider Participation
     No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Executive Compensation
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis which follows, and, based on such review and discussion, recommends to the Board of Directors of The Andersons, Inc. that it be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.
Compensation Committee
Catherine M. Kilbane (chair), Robert J. King, Jr., Ross W. Manire, Jacqueline F. Woods
Compensation Discussion and Analysis
Executive Summary
The Company’s compensation strategy seeks to align the motivations and behaviors of our executive officers with the interests of our stockholders by basing short and long term incentive components upon annual and long term financial objectives. To do so, we provide cash in the form of salary and bonuses, and equity in the form of SOSARs (stock appreciation rights settled in stock only) and Performance Share Units (convertible to common stock upon performance criteria being met), which are described in detail in this Compensation Discussion & Analysis (“CD&A”). Our cash incentives are based on annual income results, while our equity awards are based upon growth in earnings per share and stock price over multi-year periods, which are further coupled with long term stockholding requirements. No major changes to our compensation policy are being reported this year.
We establish both threshold and target levels for our incentives, and cap these formula based incentive awards, no matter how extraordinary the performance, at twice the target incentive. We believe our standards for threshold and target levels provide fair and challenging tests. In 2008 and 2009, none of our five business units achieved their target, and two (in each year) failed to achieve threshold.
We also need our compensation plans to enable the Company to recruit and retain talented employees. Our plans are notable for the scale of our benchmarking, in part due to the range of businesses we operate; and for their relative simplicity. There are no perquisites, unusual reimbursements or non-cash rewards (other than equity). We do not provide employment contracts, although we do have a severance policy and change of control plan, which is described in this CD&A.
Although not part of the Compensation Discussion and Analysis, the Company, like all public reporting companies, has engaged in a review of the relationship between our compensation plans, and the incentives of employees to undertake risk. The results of that review are reported under Compensation/Risk Relationship.
General Principles and Procedures
Compensation Committee’s Role and Responsibilities
     The Compensation Committee, which is composed solely of independent directors, reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board. The CEO along with the Vice President, Human Resources make initial recommendations to the Compensation Committee and participate in Compensation Committee discussions. The Compensation

Committee then makes recommendations related to the compensation provided to executive officers (including the Named Executive Officers (“NEOs”)) to the Board of Directors for their approval. Management has retained Findley Davies, an independent human resource consulting, actuarial, and administrative services firm based in Toledo, Ohio to assist in the design and development of its equity-based executive compensation policies and non-qualified deferred compensation programs as well as some of the CEO benchmark data. Management also retained the Hay Group, global management consultants headquartered in Philadelphia, Pennsylvania, to perform evaluations of executive positions and for benchmark competitive data.
     The Compensation Committee does not currently engage consultants or advisors that are independent from those engaged by management.
Rewarding Performance and Achieving Objectives
     Our compensation plans and policies are structured to achieve the following goals:
•	Compensation should reflect a balanced mix of short- and long-term components.

•	Short-term cash compensation (which is both base pay and bonuses) should be based on annual Company, business unit and individual performance.

•	Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.

•	Executives should build and maintain appropriate levels of Company stock ownership so their interests continue to be aligned with the Company’s shareholders.

•	Compensation levels should be sufficient to attract and retain highly qualified employees.

•	Compensation should reflect individual performance and responsibilities.
The Components of Our Compensation
     All NEOs are employed at will and have the same general compensation components, which are:
•	Base salary, paid in cash;

•	Bonuses or “short-term incentive compensation,” paid in cash; and

•	Equity or “long-term incentive compensation,” paid in the form of equity grants as discussed below.
  The combined base salary and short-term incentive compensation is called the Company’s Total Cash Compensation. Total Cash Compensation combined with long-term incentive compensation is called Total Direct Compensation. Each component is described in greater detail below.
2009 Executive Compensation Components
Benchmarking
     For all salaried positions, including our NEOs, we compare our compensation to that of other companies annually. We use the Compensation Planning and Executive Compensation Surveys, an annual study of U.S. businesses, produced by the Hay Group, for such comparisons. Specifically for the majority of salaried positions from entry level to executive levels, we selected companies from the Hay Group survey’s list of participants to create an index of 137 companies, with average revenue of approximately $2.0 billion. We have consistently utilized an index of companies whose average revenues are lower than our actual revenues as we believe that our commodities-based business created revenue figures that overstated our true peer size, and we have sought to avoid the upward compensation pressure that an index of companies with larger revenue might create. The current index includes representation from a broad range of industries similar to those that we compete in, such as manufacturing, chemicals, energy, food / beverage / tobacco, retail, wholesale, and transportation, among others. The list of companies that make up this peer index are included in Appendix B. While the number and the industry profile of companies in this peer index is consistent with last year, approximately one third of them have changed.
     For the CEO, we also utilized information from the proxy reports of a peer group of 21 companies selected based on financial criteria that were comparable to our own. This information is provided by Findley-Davies. In addition to sales and industry, we considered net income, total assets, market capitalization and return metrics including return on revenue, assets and equity. In addition to meeting the financial criteria, some companies were selected based on having a business model similar to ours (i.e., operations in multiple industries). This list of 21 companies is displayed in Appendix C and is comparable to the peer group used to set 2008 compensation with the exception of one company which ceased to exist.
     Our current pay strategy is to have Total Direct Compensation on a par with the median of our competitive benchmark if annually established target levels of pre-tax income performance at the Company and business segment level are achieved. We set base salaries below the 50th percentile and use short and long-term incentive pay to bring the NEO’s Total Direct Compensation to the 50th percentile when target performance levels are reached. Performance above target allows an NEO to exceed the 50th percentile. For the CEO, an average of the 25th percentile and 50th percentile from the two peer groups described above are used to develop a target range for Total Cash and Total Direct Compensation. We believe this approach strikes a balance between the broader Hay peer group information used for lower levels of the Company with CEO information from organizations that are more precisely aligned with us in terms of the criteria described above.
Base Pay
     For the base pay of NEOs, we target the middle of a range between the 25th and 50th percentiles of our competitive benchmark. The base pay of our CEO is targeted at the 25th percentile.
     Following is a chart setting forth NEO annualized base salary for 2009 and 2008 and the percentage change and 2009 actual base earnings. All employees are paid bi-weekly and, therefore, actual base earnings will vary from stated annualized base salary due to the timing of pay increases and the number of pays during a calendar year. 2009 earnings included one additional payroll. The timing of pay increases and the number of payrolls during a calendar year affect the actual base earnings of all employees in a similar manner. Nicholas C. Conrad received a promotional increase for replacing Gary L. Smith who retired from the position of Vice President, Finance & Treasurer.

	2009 Annualized	2008 Annualized	% Change in	2009 Actual
	Base Salary	Base Salary	Annualized Base Salary	Base Earnings
Michael J. Anderson	$500,000	$500,000	0.0%	$519,231
Richard R. George	$213,000	$213,000	0.0%	$221,192
Gary L. Smith	$213,000	$213,000	0.0%	$221,192
Nicholas C. Conrad	$167,500	$149,943	11.7%	$160,929
Dennis J. Addis	$265,000	$265,000	0.0%	$275,192
Harold M. Reed	$288,000	$282,500	1.9%	$295,904
Rasesh H. Shah	$281,000	$278,000	1.1%	$290,077
Bonus, Performance Targets & Thresholds
     We believe that our cash bonus plan (which we call the Management Performance Plan or MPP)

encourages sound investment decisions, prudent asset management and profitable segment and Company performance.
     The Management Performance Plan requires the setting of annual income “thresholds” and “targets” for each of the Company’s five business groups (Grain & Ethanol, Rail, Plant Nutrient, Retail and Turf & Specialty) and for the total Company. “Thresholds” are levels of income that must be achieved before any MPP payment is earned, and produce minimum levels of MPP payments. “Targets” are the levels of income at which the resulting MPP payment will equal the targeted competitive level of compensation discussed under “Benchmarking” above. We attempt to set threshold levels so that a minimum MPP payment will normally be earned absent poor performance or unusually difficult or unexpected adverse business conditions. We generally expect that threshold levels of income will be achieved by all or nearly all our business groups annually. Targets are set to provide targeted compensation in the case of good performance. We generally expect a majority of our executives to achieve target levels of income and resulting bonuses, although it would not be uncommon for one or more executives to fail to achieve target in a single year. Each executive’s MPP payments are based on achieving threshold and targets for their individual business group, as well as for the total Company. The total Company threshold and target is less than the sum of the five business group thresholds and targets due to corporate costs and expected returns on corporate assets that are not assigned to an individual business group.
     The development of targets begins with pretax income objectives for various types of on- and off-balance sheet assets employed in each business unit — working capital, property, plant & equipment, leased facilities and equipment, and equity investments in affiliates. By multiplying a business’ asset book balance by our target returns on investment, we produce an initial pretax “formula” in order to calculate target and threshold objectives. Each business unit’s formula target and threshold is adjusted for corporate-level expenses, the presence of non-capital service businesses and non-income producing assets. Other qualitative adjustments to the calculated formula consider the market value of income producing assets and longer-term industry trends.
     Target and threshold amounts are not current year budgets or predictions (although not completely independent), but they do represent the long-term expectation of return for the business group and the Company given our level of investment in that group. We take a longer-term view of performance due to the volatile nature of several of our businesses.
     Income targets and thresholds for the coming year for each business unit are presented to the Compensation Committee in the December meeting. The Committee then makes a recommendation to the Board of Directors for its approval. All 2009 targets and thresholds were determined through this process and were approved by the Board of Directors. In the event of significant changes in the asset base due to acquisition or additional investment in joint ventures, Board-approved targets and thresholds may be further adjusted during the year. Any adjustment made is re-submitted to the Board for their approval. The targets and thresholds impacting 2009 NEO compensation were as follows:

($000s)	Threshold	Target
Grain and Ethanol	$27,750	$55,500
Plant Nutrient	7,750	15,500
Rail	11,000	22,000
Turf & Specialty	2,875	5,750
Retail	2,400	6,000
Company	49,000	98,000
     Our bonus plan makes cash available for bonuses to business group presidents when the Company as a whole or their individual business group achieves income thresholds. Corporate level executives such as the Chief Executive Officer, Vice President, Finance & Treasurer and Vice President, Controller and CIO only earn bonuses based on the total Company results as compared to the Company threshold. If the Company, as a whole, or the individual business unit exceeds its threshold, the amount available for bonuses will be increased proportionately. If thresholds are not met for any component, no bonuses are earned on that component. If target income is achieved, then bonus plus base salary will approach the competitive benchmarked target level for Total Cash Compensation. If targets are exceeded, the amount available for bonuses continues to be increased proportionately, until reaching a cap of 200% of target bonus. NEOs who are group Presidents earn 70% of their bonus on their individual group performance and 30% on overall Company performance. The other NEOs earn 100% of their bonus based on Company performance. For 2009 no formula bonuses reached the maximum 200% of target. Our expectation is that each business unit will, at a minimum, return at the threshold level resulting in some level of bonus. Because of the volatility in our industries, however, this is not always possible.
     The final component of our MPP includes a discretionary pool which is computed based on total Company performance which gives the CEO the ability to adjust bonuses, within parameters approved by the Compensation Committee, based on his evaluation of an individual’s performance, and other extenuating factors he deems appropriate. Once the Company’s discretionary pool amount is determined, the CEO recommends the specific amounts paid to individual NEOs to the Compensation Committee, based on his assessment of their business group and individual performance. This discretionary pool is funded based on total Company performance only and does not require the Company to meet threshold level performance. For 2009, the aggregate discretionary payments approved by the Compensation Committee amounted to approximately 30% of the total MPP payment for all participants. This compares to 30% for 2008 and 31% for 2007.
     For 2009, the Company’s reported pretax income, after a small upward adjustment for one time or unusual gains and losses, exceeded our threshold by 24% but was lower than target. This compares to 2008 when threshold was exceed by 11%. The discretionary bonus available for distribution was computed from these same results. In each of the four years prior to 2008, the Company’s performance exceeded target resulting in above target bonuses for the Company-based component of MPP. For 2003 the Company met the threshold, but didn’t reach the target. Individual business groups for the NEOs had the following results:

	Company	Grain & Ethanol	Plant Nutrient	Rail
2009	Met threshold	Met threshold	Met threshold	Did not meet threshold
2008	Met threshold	Met threshold	Did not meet threshold	Met threshold
2007	Exceeded target	Exceeded target (a)	Exceeded target (a)	Exceeded target
2006	Exceeded target	Exceeded target	Met threshold	Exceeded target
2005	Exceeded target	Exceeded target	Exceeded target	Exceeded target
2004	Exceeded target	Exceeded target	Exceeded target	Exceeded target
2003	Met threshold	Met threshold	Exceeded target	Met threshold

(a)	For these groups, NEOs formula bonuses were limited due to the Company’s stated cap at an amount equal to 2 times the target payout.

     Following are the 2009 and 2008 MPP payouts for each of the NEOs:

	MPP
	2009	2008
Michael J. Anderson	$200,000	$135,000
Richard R. George	56,000	45,000
Gary L. Smith	50,000	45,000
Nicholas C. Conrad	35,000	42,500
Dennis J. Addis	105,000	—
Harold M. Reed	187,000	145,000
Rasesh H. Shah	30,000	155,000
     Because the Company’s compensation strategy for NEOs puts a significant portion of the total cash compensation at risk as part of MPP, compensation should more closely follow Company / Group performance. Following is a graph with history that displays total bonuses and total cash (base salary plus MPP) for six of the seven listed NEOs. Nicholas C. Conrad was excluded from this graph as he became a corporate officer on November 1, 2009; Gary L. Smith’s retired on December 31, 2009 and his salary and bonus have been included. The remaining six NEOs held the same positions for the period represented in this graph. Finally, included on the graph are diluted earnings per share. Changes in the capital structure occurred only in mid 2006 when 2.3 million additional shares (approximately 14%) were issued. The Company believes that its volatility in cash compensation for NEOs is appropriate given the close correlation with the increased diluted earnings per share over this nine year period.
     For 2008, Denny Addis elected to forgo his Company-based bonus due to the significant loss experienced by his business group. In August 2007, Rasesh Shah was granted a special discretionary bonus of $75,000 which is listed in the Summary Compensation Table based on work done to close a significant rail portfolio purchase. This bonus was approved by the Compensation Committee and was not part of the MPP program. This bonus is not included in the chart below.

Equity Grants
     Equity is issued to our executives under the Company’s 2005 Long-Term Compensation Plan. To do this, we establish a target long-term compensation (“LTC”) amount for each executive position. We initially target long-term compensation to be an amount which, when combined with our base pay and bonus, brings the aggregate of NEO Total Direct Compensation approximately to the median levels reported in our competitive analysis described under “Benchmarking” above. This LTC value is scaled to job size. The NEOs targeted LTC value ranges from 100% of salary range midpoint for our CEO, 50% of salary range midpoint for our Group Presidents NEOs and 32% of salary range midpoint for Vice President NEOs. Half of the LTC award to NEOs is made in the form of PSUs and half in the form of SOSARs.
     As with cash bonuses, the amount of equity granted depends upon the Company’s achievement of its target income objectives. Target and threshold income levels used for MPP payments are also used for the LTC program. Also similar to the bonus plan, the CEO is granted the discretionary ability to further increase or reduce equity grants, subject to the approval of the Compensation Committee, based on his evaluation of an individual’s performance, and other extenuating factors he deems appropriate. The Compensation Committee approves all final equity compensation grants.
     For 2007 and prior years, if the Company exceeded targeted income, then the LTC granted in the following year was increased by a similar percentage. If the Company failed to achieve targeted income, then the LTC was reduced, eventually to zero if the Company failed to achieve profitability.

     Beginning with the 2008 equity grants, the impact of performance was limited to the following:

Income as a % of Target Income	Adjustment Factor for Equity Grants
120% and above	125%
80% to 119%	100%
Threshold to 79%	75%
Income to Threshold	50%
Pretax Loss	0%
This decision to limit the impact of performance on the LTC was made in the process of developing the 2008 grant proposal in early 2008, after two consecutive years of profit performance that greatly exceeded target performance. This change was approved by the Compensation Committee in its February 2008 meeting. Grants of LTC for 2009 were made at the 75% level as the Company exceeded threshold by 11% but did not reach target income.
     Prior to 2006, executives were granted traditional non-qualified stock options (“NQOs”) exclusively. In 2005 we began to grant Performance Share Units (“PSUs”) in addition to NQOs and in 2006, we replaced NQOs with Stock Only Stock Appreciation Rights (“SOSARs”). The Compensation Committee established the mix of awards at 25% PSUs and 75% SOSARs from 2005 through 2007. The Compensation Committee changed the mix to 50% PSUs and 50% SOSARS for the March 1, 2008 and March 2, 2009 grant and the vesting schedule for the these same SOSAR grants to vest 1/3 after one year, 1/3 after two years and the final 1/3 after three years. Prior SOSARs vested 100% after three years.
     SOSARs are awards paid in shares of Company stock and determined by the growth in the Company’s stock price over a period of time. SOSARs provide an economic benefit to the executive virtually identical to that of a traditional stock option, but offer some distinct advantages to both the executive and the Company. By delivering shares based on the appreciation of our stock price, fewer shares are issued than in traditional stock option plans. This results in a lower stock dilution impact than stock options. SOSARs also have the advantage of reducing the number of authorized shares required to be maintained by the Company. The current accounting treatment of SOSARs is identical to traditional NQOs. Under current tax rules, SOSARs are taxed at exercise, just like options. SOSARs also facilitate equity ownership by providing executives with built-in financing. For these reasons, we plan to continue using SOSARs instead of traditional options, assuming no significant changes to their tax and accounting treatment.
     PSUs deliver Company stock based on the achievement of specific financial goals. Our PSUs are earned over a three year period based on cumulative diluted Earnings Per Share (“EPS”) performance measured against threshold and target growth goals. Threshold goals are a floor, so that performance below “threshold” results in no PSU award. Threshold goals are set at a level which would be achieved in an average year and expects that threshold goals will be met more often than not. Target goals are set at a level which would be achieved only in a good or better year. In order to achieve the maximum PSU award, very good EPS growth performance must be achieved over the three year performance period.
     PSUs provide the same advantages as restricted stock in that they require fewer shares than stock options to deliver equivalent compensation. Unlike restricted stock, which requires only continued service to be earned by the executive, The Company believes PSUs help align compensation with stockholder return , and emphasize the Company’s pay-for-performance philosophy. Dividends on awarded PSUs are delivered in the form of additional shares at the end of the performance period equivalent to the dollar value of dividends on the number of shares ultimately awarded.

     PSU thresholds and targets are based on EPS growth over a three year performance period. For PSU grants made in 2008 and prior, the threshold goal was 3% annual growth the target goal was 7% annual growth, and the maximum PSU compensation was achieved with 14% annual growth, in each case over 2005 Plan EPS (the year one for 2008 awards).
     For 2009, the point from which EPS growth will be measured to achieve target and maximum PSU compensation was changed from year one plan EPS to year one target EPS. For 2009, target EPS exceeded plan EPS by approximately 68%. This change was made to address a plan EPS for 2009 that was significantly lower than our recent growth trend. The change also represents a desire to award some level of compensation at modest growth from plan but to award target compensation only at income Targets that reflect the Company’s investment. For a discussion of the difference between our annual plan and Target, refer to the Bonus, Targets and Thresholds section on page 23. For grants made in 2009, threshold PSU compensation will still require annual growth of 3% from the 2009 plan EPS.
     For calendar 2007 – 2009, the Company’s actual three year diluted EPS was $7.61 (annual growth of 8% ) on a PSU target goal of $7.36 (7% annual growth from the 2007 plan EPS). This resulted in a stock award equal to 57% of the maximum available award. The following table displays thresholds, targets and maximum awards for the PSUs outstanding at December 31, 2009. The maximum amount of PSUs for the three years ended 2008 were issued in January 2009.

Three Year					Percent of
Cumulative Diluted		Target 7%	Maximum - 14%		Maximum
Earnings Per Share	Threshold	growth(1)	growth, (2)	Actual	Awarded
3 years ended 2009	$6.81	$7.36	$8.39	$7.62	57%
3 years ended 2010	$9.33	$10.08	$11.49
3 years ended 2011(3)	$6.37	$11.12	$11.90

(1)	Level at which 100% of performance adjusted LTC is achieved.

(2)	Level at which 200% of performance adjusted LTC is achieved.

(3)	Target and Maximum growth used 2009 target income as base, rather than 2009 plan income.
     We believe the use of SOSARs and PSUs create long-term incentives that balance the goals of growing stock price, and strong Company earnings.
     The number of equity awards granted to NEOs is determined by dividing the adjusted LTC target dollar value by our estimate of the likely fair market value of the award on the date of grant. In 2009, the Compensation Committee approved the number of grants to be awarded on the fixed grant date of March 2 at the February 19, 2009 committee meeting. The exercise price of $11.02 was the closing price on the grant date.
     We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We do not generally grant equity to new hires on their start dates or at any other time during the year. We may issue shares to executives who join the Company at closing of corporate acquisitions but do not generally issue equity compensation to employees outside of the annual grant. New non-employee members of the Board of Directors do receive SOSARs when they join the Board.

Following is the combined fair value of the equity grants made under the 2005 Long-Term Compensation Plan and the change from the prior year for NEOs. The value below is computed in accordance with Statement of Financial Accounting Standard 123(R), “Share Based Payment,” using a Black-Scholes model and assumptions as described in Note 8 to the Company’s audited financial statements included in the Annual Report on Form 10-K, Item 8.

	LTC (Value)		LTC (Value)
	2009	2009	2008	2008
	maximum	target	maximum	target
Michael J. Anderson	$283,318	$185,791	$863,720	$586,160
Richard R. George	43,770	28,617	136,036	92,321
Gary L. Smith	43,770	28,617	136,036	92,321
Nicholas C. Conrad	12,209	12,209	32,239	32,239
Dennis J. Addis	50,618	33,537	259,116	175,848
Harold M. Reed	108,046	70,853	292,661	197,828
Rasesh H. Shah	97,320	63,433	259,116	175,848
     Our 2008 adjusted income as a percentage of target income is 55% which resulted in a 25% reduction to target LTC for the 2009 grant in accordance with the table on page 28. Adjusted pretax income for 2007 exceeded that year’s target by 63%. As 2007 and prior grants did not use the table, the performance adjusted amount of target long-term compensation for each NEO position was increased by 25%. The CEO also takes into consideration individual performance in proposing grants that modified the number of grants computed on the basis of corporate pretax income. All grants are approved by the Compensation Committee. Our 2009 adjusted income (base for our 2010 grants) was 61% of target income resulting in 2010 grants made at 75% of the target LTC.
Stock Ownership and Retention Policy
     Our Board has adopted a stock ownership and retention policy that applies to all employees who receive equity compensation. The policy is intended to align the interests of Directors, executives and other managers with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of stock in the Company throughout their careers. Our policy specifies both a guideline number of shares that should be owned (the number varies by position), as well as a percentage of additional shares which must be retained as further shares are acquired under the long-term compensation plans. Company officers are required to retain at least 75% of the net shares acquired through the plan until their guideline shareholding level is achieved. Thereafter, they are required to retain 25% of the future net shares which they acquire, subject to a maximum retention requirement of two times their established guideline. The current guideline shareholding requirement for the CEO is 70,000 shares, for a Group President 20,000 shares, and for a Vice President 9,000 shares. The Compensation Committee has approved a reduction in the holding requirements for participants approaching retirement. This reduction begins at two years from retirement and drops the guideline shareholding by 1/3 and by another 1/3 at one year from normal retirement age.
Impact on Executive Compensation from Restatement of Financials
     The CEO, the Vice President, Finance & Treasurer, and the Vice President, Controller and CIO (the Company has no single chief financial officer) may be required to reimburse the Company bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct in accordance with the provisions of Section 304 of the Sarbanes- Oxley Act of 2002.

Post-Termination Compensation/Retirement Programs
     Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits. Significant changes to the retirement program became effective at January 1, 2007 with further changes effective July 1, 2010 in order to:
•	Reduce costs within an acceptable range;

•	Reduce volatility;

•	Provide competitive benefits; and

•	Recognize competitive differences between our retail and non-retail business units.
     The Defined Benefit Pension Plan was frozen for Retail Group participants, effective December 31, 2006 and will be frozen for non-retail participants on July 1, 2010. Non-retail retirement program changes prior to the freeze included a modification to the benefit formula effective January 1, 2007. Employer matching contributions to the 401(k) were increased for all participants on January 1, 2007 and effective July 1, 2010, non-retail participants will be eligible for additional transition benefits whereby the Company will contribute more to the 401(k). This new contribution will be calculated from a combination of age and years of service and will result in a contribution equal 4.0% of wages for each of the NEOs. Favorable Company results could add an additional 1% contribution for any year.
     There are four separate retirement programs:
•	Defined Benefit Pension Plan (DBPP) — provides lifetime benefit tied to compensation and years of service. Benefit will be frozen for NEOs effective July 1, 2010.

•	Supplemental Retirement Plan (SRP) — works in conjunction with DBPP to restore benefits to employees that would otherwise be lost due to statutory limitations applied to the DBPP. Benefit will be frozen for NEOs effective July 1, 2010.

•	Retirement Savings & Investment Plan (401(k)) — promotes employee savings for retirement, with Company matching on a portion of the savings and future contributions for non-retail participants as described above.

•	Deferred Compensation Plan (DCP) — works in conjunction with the 401(k) to provide additional elective deferral opportunities to key executives.
Post-Retirement Medical Benefits
     We have a Retiree Health Care Plan that provides post-retirement medical benefits to all eligible full-time employees as of December 31, 2002. The Retiree Health Care Plan is not available to those individuals hired after January 1, 2003. There are no benefit differences under this Retiree Health Care Plan between executives and non-executives.
Post-Employment Contracts
     In January 2009, we entered into agreements with our NEOs and certain other officers that require us to provide compensation to our CEO or other executives in the event of a non-elective termination of employment or a change in control of the Company. We have historically provided a uniform severance plan for all employees, including executives, in the event of job elimination. Certain vesting periods under our long term incentive (equity) plans may accelerate under certain termination and change of control situations, as more fully described below in “Termination / Change in Control Payments.” These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to

24 months after a defined change in control of the Company or NEO’s business group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. The agreements are intended to help assure continuation of management during potential change of control situations, and to assist in recruiting and retention of key executives.
Summary Compensation Table
     The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2009, 2008 and 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
						Non-	Pension Value
						Equity	and
						Incentive	Nonqualified	All
						Plan	Deferred	Other
				Stock	Option	Compen-	Compensation	Compen
		Salary	Bonus	Awards	Awards	Sation	Earnings	-sation	Total
Name and Position (1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)
Michael J. Anderson	2009	$519,231	$—	$97,527	$88,264	$200,000	$251,804	$15,905	$1,172,731
President and Chief	2008	494,231	—	277,560	308,600	135,000	377,383	13,509	1,606,283
Executive Officer	2007	462,692	—	108,923	393,724	550,000	176,080	14,587	1,706,006
Richard R. George	2009	221,192	—	15,153	13,464	56,000	106,259	11,091	423,159
Vice President,	2008	210,885	—	43,716	48,605	45,000	164,119	10,325	522,650
Controller and CIO	2007	200,077	—	11,844	42,896	215,000	61,737	11,091	542,645
Gary L. Smith	2009	221,192	—	15,153	15,530	50,000	139,573	11,091	452,539
Vice President,	2008	210,885	—	43,716	55,762	45,000	209,360	10,125	574,848
Finance & Treasurer	2007	200,077	—	11,844	45,333	215,000	96,021	10,215	578,490
(through 10/31/09)
Nicholas C. Conrad	2009	160,929	—	6,337	5,872	35,000	82,589	10,172	300,899
Vice President,	2008	152,288	—	15,266	16,973	42,500	84,386	9,933	321,346
Finance & Treasurer	2007	130,590	—	6,980	9,192	78,000	16,083	7,487	248,332
(effective 11/1/09)
Dennis J. Addis	2009	275,192	—	17,081	16,456	105,000	106,712	11,490	531,931
President, Plant	2008	260,192	—	83,268	92,580	—	223,374	11,155	670,569
Nutrient Group	2007	238,077	—	31,725	119,036	400,000	26,220	12,391	827,449
Harold M. Reed	2009	295,904	—	37,193	34,803	187,000	130,409	12,271	697,580
President, Grain &	2008	274,327	—	94,833	102,995	145,000	221,880	11,279	850,314
Ethanol Group	2007	240,000	—	40,185	153,200	440,000	10,424	11,401	895,210
Rasesh H. Shah	2009	290,077	—	33,887	35,828	30,000	166,530	18,457	574,779
President, Rail Group	2008	275,500	—	83,268	105,822	155,000	205,019	11,296	835,905
	2007	262,115	75,000	44,415	174,391	250,000	109,422	11,501	926,844

(1)	NEOs include the CEO, Vice President, Controller and CIO, and Vice President, Finance & Treasurer who certify the annual and quarterly reports we file with the SEC. The Company is not structured with one CFO, therefore, we have three certifying officers. The remaining three NEOs are the three next highest paid executive officers. In preparation for his year end retirement, Gary L. Smith resigned from his officer position on October 31, 2009 and Nicholas C. Conrad assumed this role on November 1, 2009, therefore both are included.

(2)	Salary for Rasesh H. Shah, Harold M. Reed and Gary L. Smith includes voluntary deductions for the Company’s qualified Section 423 employee share purchase plan (“ESPP”) which is available to all employees. Amounts withheld for 2009 were $24,012 for Rasesh H. Shah, $4,409 for Harold M. Reed and $7,986 for Gary L. Smith, respectively. The amounts withheld for 2008 were $24,022 for Rasesh H. Shah and $13,093 for Gary L. Smith. Amounts withheld for 2007 were $23,987 for Rasesh H. Shah and $10,052 for Gary L. Smith.

(3)	Annual bonus is delivered through a formula-based incentive compensation program and included in column (g). The 2007 award for Rasesh Shah was made for performance on a specific project and was approved by the Compensation Committee.

(4)	Represents the grant date fair value of PSUs granted March 1, 2007, March 1, 2008 and March 2, 2009 computed in accordance with the assumptions as noted in Note 9 to the Company’s audited financial statements included in Form 10-K, Item 8. Awards for Nicholas C. Conrad are the grant date fair value of restricted stock granted on March 1, 2007, March 1, 2008 and March 2, 2009 computed in accordance with the assumptions as noted in Note 9 to the Company’s audited financial statements included in the 2009 Form 10-K, Item 8. At each grant date, we expected to issue the target award under the PSU grants which is equal to 50% of the maximum award. Following are details of the grant date fair value of the maximum award for all NEOs except Nicholas C. Conrad whose restricted award is presented at the maximum in the Summary Compensation Table above:

		Maximum Value
Name and Position (1)	Year	Stock Awards($)
Michael J. Anderson	2009	195,054
President and Chief Executive Officer	2008	555,120
	2007	217,845
Richard R. George	2009	30,306
Vice President, Controller and CIO	2008	87,431
	2007	23,688
Gary L. Smith	2009	30,306
Vice President, Finance & Treasurer (through	2008	87,431
10/31/09)	2007	23,688
Dennis J. Addis	2009	34,162
President, Plant Nutrient Group	2008	166,536
	2007	63,450
Harold M. Reed	2009	74,386
President, Grain & Ethanol Group	2008	189,666
	2007	80,370
Rasesh H. Shah	2009	67,774
President, Rail Group	2008	166,536
	2007	88,830

(5)	Represents the grant date fair value of SOSARs granted on March 1, 2007, March 1, 2008 and March 2, 2009 computed in accordance with the assumptions as noted in Note 9 to the Company’s audited financial statements included in the 2009 Form 10-K, Item 8. For Rasesh H. Shah and Gary

L. Smith (all years) and Harold M. Reed (2009 only), amounts shown also represent the fair value of the option component in the ESPP. The grant date fair value of this ESPP option is computed in accordance with the assumptions as noted in Note 9 to the Company’s audited financial statements included in the 2009 Form 10-K, Item 8.

(6)	Represents the annual Management Performance Plan payout earned for each NEO as previously described. Approximately 70-75% of the award is based on specific results of the NEO’s formula program with the remainder of the award representing a portion of the Company “discretionary” pool which is also created through a formula. Overall awards (individual formula plus awards from the discretionary pool) are approved by the Compensation Committee. The formula-based portion of the MPP awards for Harold M. Reed and Dennis J. Addis in 2007 achieved the maximum cap of 200% of their target amount due to extraordinary results in their respective business groups.

(7)	Represents the annual change in the NEO’s accumulated benefit obligation. Defined benefit plans include the Defined Benefit Pension Plan and Supplemental Retirement Plan. See Note 11 to the Company’s audited financial statements included in Form 10-K, Item 8 for information about assumptions used in the computation of the defined benefit plans. The deferred compensation plan is a voluntary plan allowing for deferral of compensation for officers and highly compensated employees in excess of the limits imposed by the Internal Revenue Service under the Company’s 401(k) plan. Earnings on the deferred compensation are based on actual earnings on mutual funds held in a Rabbi trust owned by the Company and do not include any above market returns.

(8)	Represents the Company-match contributed to defined contribution plans (401(k) and Deferred Compensation Plan) on behalf of the named executive, life insurance premiums paid by the Company for each of the named executives, service awards, the optional cash payout of vacation not taken and the dollar value of dividend equivalents accrued on expected PSUs earned during the year. These dividend equivalents will be cumulated and converted into additional shares at the end of the performance period.

Grants of Plan-Based Awards
     During 2009, we granted awards to our NEOs pursuant to the 2005 Long-Term Performance Compensation Plan and our management performance program. Information with respect to each of the awards, including estimates regarding payouts during the relevant performance period under each of these awards on a grant by grant basis, is set forth below.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
										All Other
									All	Option
									Other	Awards:		Grant
									Stock	Number		Date
			Estimated Future Payouts			Estimated Future Payouts			Awards:	of	Exercise	Fair
			Under Non-Equity Incentive			Under Equity Incentive Plan			Number	Securities	or Base	Value of
			Plan Awards (1)			Awards(2)			of Shares	Under-	Price of	Stock and
		Date of			Maxi-			Maxi-	of Stock	lying	Option	Option
	Grant	Board	Thres-	Target	mum	Thres-	Target	mum	or Units	Options	Awards	Awards
Name	Date	Action	hold ($)	($)	($)	hold (#)	(#)	(#)	(#)(5)	(#)(3)	($)(4)	($)
Michael J. Anderson	1/1/09	3/24/06	$—	$—	$—	—	—	—	326	—	$—	$5,372
	3/2/09	2/20/09	98,550	328,500	657,000	1,770	8,850	17,700	—	23,600	11.020	185,791
Richard R. George	1/1/09	3/24/06	—	—	—	—	—	—	43	—	—	709
	3/2/09	2/20/09	25,860	86,200	172,400	275	1,375	2,750	—	3,600	11.020	28,617
Gary L. Smith	1/1/09	3/24/06	—	—	—	—	—	—	43	498	16.480	2,775
	3/2/09	2/20/09	25,860	86,200	172,400	275	1,375	2,750	—	3,600	11.020	28,617
Nicholas C. Conrad	1/1/09	3/24/06	—	—	—	575	575	575	—	—	—	—
	3/2/09	2/20/09	13,915	46,383	92,766				—	1,570	11.020	12,208
Dennis J. Addis	1/1/09	3/24/06	—	—	—	—	—	—	138	—	—	2,274
	3/2/09	2/20/09	39,150	130,500	261,000	310	1,550	3,100	—	4,400	11.020	33,537
Harold M. Reed	1/1/09	3/24/06	—	—	—	—	—	—	138	275	16.480	3,417
	3/2/09	2/20/09	44,400	158,000	316,000	675	3,375	6,750	—	9,000	11.020	70,853
Rasesh H. Shah	1/1/09	3/24/06	—	—	—	—	—	—	138	1,514	16.480	8,556
	3/2/09	2/20/09	39,150	130,500	261,000	615	3,075	6,150	—	7,900	11.020	63,433

(1)	Amounts listed for the non-equity incentive compensation plan represent the individual formula maximum, target and threshold under the MPP program. The program also provides for an additional amount up to 25-30% of the overall pool which is subject to and funded by Company earnings. This discretionary pool is available for award to all plan participants. Determination of this award component is made by the President and CEO and approved by the Compensation Committee. The President and CEO’s discretionary award is determined by the Compensation Committee. As noted previously, the Company has elected to limit base salaries and place more compensation dollars “at risk” which may be earned in this incentive program. The thresholds and targets for each business unit and the total Company are presented by the Company for each NEO (and their business group) and are preliminarily approved by the Board in its December meeting prior to the beginning of the plan year.

(2)	Equity awards are PSUs which will be awarded based on the three year cumulative diluted EPS for the years 2009-2011. The maximum award in column (h) is made at 14% growth in this measure from a 2009 target income baseline for diluted EPS with a threshold award (column (f)) at 3% growth from 2009 plan income baseline for diluted EPS. Cumulative diluted EPS for years ended 2009-2011 must equal a minimum of $6.37 to trigger the minimum award, $11.12 for the target award and the maximum award will be issued if $11.90 is attained. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the three year performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period. The Company is currently expensing this award at the target level (50% of the maximum award) and expects that this target is the most probably outcome at this time. For Nicholas C. Conrad, awards represent shares of restricted stock that vest at December 31, 2011 assuming continued employment. For termination exceptions as noted above, vesting is accelerated to the termination date. (3) Option awards granted March 2, 2009 are SOSARs that vest 1/3 per year after 1, 2 and 3 years of service. After the final vesting period ends, the holder has up to twenty five months to exercise the option at which point the appreciation (or aggregated gain) in the number of SOSAR shares granted is delivered in the form of stock to the holder. Vesting is accelerated in the event of death, permanent disability, retirement or termination of employment due to the sale of a business unit. If vesting is accelerated, there is a one year window in which to exercise. Option awards granted January 1, 2009 are shares purchased under the Company’s ESPP which has an option component allowing for the withholding of wages to purchase (at year end) common stock at the lower of the beginning of the year or end of the year price. (4) Exercise price is equal to the closing price of the shares on the grant date. For all 2009 awards granted March 2, 2009, the exercise price is $11.02, the closing price on March 2, 2009. (5) Grants represent dividend equivalents on the 2006 PSU grant that was vested and issued on January 1, 2009. Cumulative dividends for 2006 through 2008 were $0.7225 which was multiplied by the shares issued and converted to shares at the December 31, 2008 closing price of $16.48.
Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes equity awards granted to our NEOs that were outstanding at the end of fiscal 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards							Stock Awards
			Equity					Equity
			incentive plan				Market	incentive plan	Equity incentive
		Number of	awards:				value of	awards:	plan awards:
	Number of	securities	number of			Number	shares or	number of	market or payout
	securities	underlying	securities			of shares	units of	unearned	value of unearned
	underlying	unexercised	underlying			or units of stock	stock that	shares, units	shares, units or
	un-exercised	options (#)	unexercised	Option	Option	that have	have not	or other rights	other rights that
	options (#)	unexercisable	unearned	exercise	expiration	not	vested	that have not	have not vested
Name	exercisable	(1)	options (#)	price ($)	date	vested	($)(3)	vested (#)(2)(4)	($)
Michael J. Anderson	20,000	—	—	$5.0000	1/1/2012	—	—	—	—
	20,000	—	—	$15.5000	4/1/2010	—	—	—	—
	44,000	—	—	$39.1150	4/1/2011	—	—	—	—
	—	25,700	—	$42.3000	4/1/2012	—	—	—	—
	6,667	13,333	—	$46.2600	4/1/2013	—	—	—	—
	—	23,600	—	$11.0200	4/1/2014	—	—	—	—
	—	—	—	—	—	—	—	5,150	$132,973
	—	—	—	—	—	—	—	12,000	$309,840
	—	—	—	—	—	—	—	17,700	$457,014
Richard R. George	6,000	—	—	$39.1150	4/1/2011	—	—	—	—
	—	2,800	—	$42.3000	4/1/2012	—	—	—	—
	1,050	2,100	—	$46.2600	4/1/2013	—	—	—	—
	—	3,600	—	$11.0200	4/1/2014	—	—	—	—
	—	—	—	—	—	—	—	560	$14,459
	—	—	—	—	—	—	—	1,890	$48,800
	—	—	—	—	—	—	—	2,750	$71,005
Gary L. Smith	6,000	—	—	$39.1150	4/1/2011	—	—	—	—
	—	2,800	—	$42.3000	4/1/2012	—	—	—	—
	1,050	2,100	—	$46.2600	4/1/2013	—	—	—	—
	—	3,600	—	$11.0200	4/1/2014	—	—	—	—
	—	—	—	—	—	—	—	560	$14,459
	—	—	—	—	—	—	—	1,890	$48,800
	—	—	—	—	—	—	—	2,750	$71,005
Nicholas C. Conrad	1,150	—	—	$39.1150	4/1/2011	—	—	—	—
	—	600	—	$42.3000	4/1/2012	—	—	—	—
	367	733	—	$46.2600	4/1/2013	—	—	—	—
	—	1,570	—	$11.0200	4/1/2014	—	—	—	—
	—	—	—	—	—	165	$4,260	—	—
	—	—	—	—	—	330	$8,521	—	—
	—	—	—	—	—	575	$14,847	—	—
Dennis J. Addis	8,400	—	—	$15.5000	4/1/2010	—	—	—	—
	16,000	—	—	$39.1150	4/1/2011	—	—	—	—
	—	7,770	—	$42.3000	4/1/2012	—	—	—	—
	2,000	4,000	—	$46.2600	4/1/2013	—	—	—	—
	—	4,400	—	$11.0200	4/1/2014	—	—	—	—
	—	—	—	—	—	—	—	1,500	$38,730
	—	—	—	—	—	—	—	3,600	$92,952
	—	—	—	—	—	—	—	3,100	$80,042
Harold M. Reed	19,000	—	—	$39.1150	4/1/2011	—	—	—	—
	—	10,000	—	$42.3000	4/1/2012	—	—	—	—
	2,225	4,450	—	$46.2600	4/1/2013	—	—	—	—
	—	9,000	—	$11.0200	4/1/2014	—	—	—	—
	—	—	—	—	—	—	—	1,900	$49,058
	—	—	—	—	—	—	—	4,100	$105,862
	—	—	—	—	—	—	—	6,750	$174,285
Rasesh H. Shah	25,000	—	—	$15.5000	4/1/2010	—	—	—	—
	24,000	—	—	$39.1150	4/1/2011	—	—	—	—
	—	11,000	—	$42.3000	4/1/2012	—	—	—	—
	2,000	4,000	—	$46.2600	4/1/2013	—	—	—	—
	—	7,900	—	$11.0200	4/1/2014	—	—	—	—
	—	—	—	—	—	—	—	2,100	$54,222
	—	—	—	—	—	—	—	3,600	$92,952
	—	—	—	—	—	—	—	6,150	$158,793

(1)	Unvested SOSARs with an expiration date of April 1, 2012 will vest on March 1, 2010. Unvested SOSARs with an expiration date of April 1, 2013 and April 1, 2014 will be fully vested on March 1, 2011 and March 2, 2012, respectively. The 2013 and 2014 awards were made with graded vesting of one third after 12 months, another third after 24 months and the final third after 36 months.

(2)	Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the maximum award for each tranche with performance periods ending January 1, 2010, January 1, 2011, and January 1, 2012, respectively. The market value for these grants is based on a December 31, 2009 closing price of $25.82. Currently the Company expects payout at 57%, 0% and 50% for the performance periods ending January 1, 2011, 2012 and 2013, respectively.

(3)	Represents the market value of outstanding restricted shares at December 31, 2009 closing price of $25.82.

(4)	With Gary L. Smith’s year end retirement, one third of the potential award of 1,890 and two thirds of the potential 2,750 award will not be available to him. PSUs are awarded after the end of the performance period but grantees are only eligible to receive a pro rata share of the award for the period that they were active employees.
Option Exercises and Stock Vested
     With respect to the NEOs, the following table provides information concerning stock options that were exercised during fiscal 2009. Stock awards that vested during fiscal 2009 were PSUs granted in 2006 plus dividend equivalent shares as described previously.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized on
Name	Exercise (#)(1)	Exercise ($)	Vesting (#)	Vesting ($)
Michael J. Anderson	40,000	$570,400	7,746	$127,654
Richard R. George	8,200	122,754	1,023	16,859
Gary L. Smith	—	—	1,023	16,859
Nicholas C. Conrad	550	8,003	290	4,101
Dennis J. Addis	12,600	216,048	3,278	54,021
Harold M. Reed	21,000	315,240	3,278	54,021
Rasesh H. Shah	—	—	3,278	54,021

(1)	All exercises in 2009 were non-qualified options issued in 2005 and prior periods.
Pension Benefits
     The Company maintains a Pension Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory and fiduciary duties required of management as plan sponsor to the Pension Committee. The Pension Committee acts as the Plan Administrator for the Defined Benefit Pension Plan, Supplemental Retirement Plan, Retirement Savings and Investment Plan, Deferred Compensation Plan, and the Employee Share Purchase Plan. As noted previously, the Defined Benefit Pension Plan and Supplemental Retirement Plan will be frozen as of July 1, 2010.

     The retirement benefit for service through December 31, 2006 is a life annuity beginning at age 65 equal to 1.0% of average compensation plus 0.5% of average compensation in excess of Social Security Covered Compensation (a 35-year average of the Social Security wage bases), multiplied by the applicable years of service. The calculation of average compensation is based on the highest compensation earned in five years of employment up to and including 2011. Benefits accrued prior to January 1, 2004 are available as a lump sum or an annuity. Benefits accrued after January 1, 2004 are required to be taken in an annuity.
     For service after December 31, 2006 through June 30, 2010, non-retail employees will receive a retirement benefit of 1% of compensation earned in each applicable year of service. A year of service is generally 1,000 or more hours worked during a calendar year.
     Compensation is defined as total wages, salary, bonuses, commissions and overtime pay. For the qualified plans, compensation for the year is capped at the statutory limit for the applicable year under Section 401(a)(17) of the Internal Revenue Code. For the non-qualified plans, compensation is not capped. This results in a combined payout (from both plans) equal to a payout under the qualified plan as if there were no Internal Revenue Code cap.
     Early retirement can be elected as early as age 55 with 10 years of service. The retirement benefit is the benefit as stated above, reduced by 0.5% for each month retirement precedes age 65. Of the NEOs, only Hal Reed is not currently eligible for early retirement benefits. Gary L. Smith retired as of December 30, 2009.
     The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of the Defined Benefit Pension Plan (“DBPP”) and the Supplemental Retirement Plan (“SRP”) determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements.

(a)	(b)	(c)	(d)	(e)
		Number of	Present value	Payments
		years credited	of accumulated	during last
Name	Plan Name	service (#)(1)	benefit ($)(2)	fiscal year ($)
Michael J. Anderson	DBPP	22	$469,923	$—
	SRP	22	1,284,582	—
Richard R. George	DBPP	22	528,914	—
	SRP	22	215,478	—
Gary L. Smith	DBPP	22	682,883	—
	SRP	22	295,600	—
Nicholas C. Conrad	DBPP	26	442,247	—
	SRP	26	151	—
Dennis J. Addis	DBPP	22	434,351	—
	SRP	22	400,568	—
Harold M. Reed	DBPP	26	406,565	—
	SRP	26	496,227	—
Rasesh H. Shah	DBPP	25	434,726	—
	SRP	25	562,416	—

(1)	Plans were instituted in 1984 for non-partners of the predecessor partnership of the Company. Former partners entered the plan in 1988. All individuals listed have years of Company service in excess of the listed years of credited service. Credited service is the number of years in which 1,000 hours of service are earned subsequent to plan entry date.

(2)	Present value of accumulated benefits calculated by discounting the currently accumulated benefit payable at normal retirement age under the normal annuity form. This discounting uses a discount rate of 5.7% discount rate for the DBPP and a discount rate of 6.0% for the SRP. Mortality was based on the RP2000 Static, Non-generational Mortality Table projected to 2009 with rates blended for annuitants and non-annuitants. If the NEOs above were to elect lump sum payouts for all eligible benefits, the present value of accumulated benefit would increase by the following amounts (certain SRP benefits are not payable as a lump sum)

Name	DBPP	SRP
Michael J. Anderson	$26,508	$169,715
Richard R. George	25,966	26,432
Gary L. Smith	34,930	33,065
Nicholas C. Conrad	18,197	20
Dennis J. Addis	22,409	55,824
Harold M. Reed	26,611	78,256
Rasesh H. Shah	22,914	84,469
Nonqualified Deferred Compensation
     The Company provides a non-qualified Deferred Compensation Plan (“DCP”) for employees whose Retirement Savings Investment Plan (“401(k)”) contributions are limited by Internal Revenue Service regulations. The DCP mimics the 401(k) sponsored by the Company in that participants may select the same investment options (excluding Company Common Shares) providing the potential for equivalent returns. The plan assets are held in a Rabbi Trust on the Company’s balance sheet and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their bonus. Set forth below is a table with the NEOs’ information for the plan for 2009:

(a)	(b)	(c)	(d)	(e)	(f)
		Registrant	Aggregate	Aggregate
	Executive	contributions	earnings in	withdrawals /	Aggregate
	contribution	in last FY ($)	last FY ($)	distributions	balance at
Name	in last FY ($)	(1)	(1)	($)	last FYE ($)
Michael J. Anderson	$—	$—	$63,643	$—	$239,742
Richard R. George	8,848	—	12,970	—	93,817
Gary L. Smith	498	—	94,026	—	390,115
Nicholas C. Conrad	8,046	198	40,013	—	163,782
Dennis J. Addis	—	—	24,541	—	118,356
Harold M. Reed	—	—	396	—	1,410
Rasesh H. Shah	74,512	—	103,956	—	646,883

(1)	The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.” As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.

Termination / Change in Control Payments
     In 2009, the Company formalized its past practice of granting severance in the event of position elimination and added severance payments in the event of a change in control through the completion of Change in Control and Severance Policy Participation Agreements. These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or an NEO’s business group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. At the participant’s election the severance payments will be paid out in a lump sum or in continuous payroll period installments over the benefit period. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. Payments under the Defined Benefit Pension Plan, Supplemental Retirement Plan and Deferred Compensation Plan are not impacted by these agreements.
     Under each of the Change in Control and Severance Policy Participation Agreements, the applicable executive agrees not to divulge confidential information during or after his term of employment. In addition, the executive agrees not to compete with, or solicit the customers or employees of, the Company during and for a period of one year following a termination of employment without cause (for which period the executive will receive severance payments). Upon a termination of employment without cause and following a change of control of the Company, this period is extended to two years (for which period the executive will receive severance payments).
     The following table presents the value of these agreements by NEO as if termination occurred on December 31, 2009

					Additional
				Outplacement	Severance for		Cash value
	Severance	Bonus	Health	Services	Change in Control	Cash	if Change
Name	(1)	(2)	(3)	(4)	(5)	value	in Control
Michael J. Anderson	$519,231	$328,500	$9,608	$12,000	$1,176,231	$869,338	$2,045,569
Richard R. George	221,192	86,200	8,771	12,000	393,592	328,164	721,756
Gary L. Smith	221,192	86,200	4,312	12,000	393,592	323,704	717,296
Nicholas C. Conrad	160,929	46,383	9,793	12,000	253,695	229,105	482,800
Dennis J. Addis	275,192	130,500	8,766	12,000	536,192	426,459	962,651
Harold M. Reed	295,904	158,000	12,225	12,000	611,904	478,129	1,090,033
Rasesh H. Shah	290,077	130,500	9,613	12,000	551,077	442,190	993,267

(1)	Severance for other than a change in control is equal to one year’s salary.

(2)	Bonus is equal to target bonus to be paid for 2009 and represents bonus earned prior to termination. If termination were to occur other than at December 31, this amount would be prorated.

(3)	Value of health benefits to be continued for up to 52 weeks based on years of service. All NEOs qualify for a full year of coverage. NEOs are responsible to continue their share of premium consistent with their coverage prior to termination.

(4)	Value estimated for one year of service (maximum to be provided).

(5)	If a termination is due to a change in control, participants are eligible for an additional year of severance plus two additional years of target bonus.
  If an NEO was terminated on December 31, 2009 due to death, permanent disability, retirement (early or normal) or involuntarily without cause as a result of a sale of his business unit, the applicable officer would also be entitled to accelerated vesting of his outstanding SOSARs and PSUs as set forth opposite his name in the table below. In the event of termination for cause, all awards are immediately cancelled and no severance is paid. Unvested awards that vest within a year following termination (for reasons other than cause) may be exercised prior to the expiration of one year after termination. All employees may exercise vested awards for up to one year after termination (if for reasons other than cause).

	SOSAR (1)		PSU(2)
	Number early		Common	Value
Name	vested	Exercise Price	Shares Issued	($)
Michael J. Anderson	25,700	$42.300	5,886	$151,964
	13,333	$46.260
	23,600	$11.020
Richard R. George	2,800	$42.300	778	$20,076
	2,100	$46.260
	3,600	$11.020
Gary L. Smith	2,800	$42.300	778	$20,076
	2,100	$46.260
	3,600	$11.020
Nicholas C. Conrad	600	$42.300	577	$14,890
	733	$46.260
	1,570	$11.020
Dennis J. Addis	7,770	$42.300	1,372	$35,416
	4,000	$46.260
	4,400	$11.020
Harold M. Reed	10,000	$42.300	2,208	$57,011
	4,450	$46.260
	9,000	$11.020
Rasesh H. Shah	11,000	$42.300	2,222	$57,372
	4,000	$46.260
	7,900	$11.020

(1)	Immediate vesting of unvested awards with one year to exercise.

(2)	Vesting of each tranche of PSUs occurs after the end of the respective three year performance period (which determines the number of shares awarded). NEOs who have separated then earn a pro rata share of their total award based on the number of months actually worked in the 3 year period. The PSUs in the table above include three grants — one vesting immediately, one which has one year remaining in the performance period and the other which has two years remaining. The common shares listed in the table above include the 2007 grant (which vested January 1, 2010), two thirds of the 2008 grant and one third of the 2009 grant. The award above assumes that 2007 grant was issued at 57% of the maximum number of shares (actual), no shares are issued under the 2008 grant and the target number of shares (50%) was issued for the 2009 grant. The value is derived using the December 31, 2008 market price of $25.82.

     Termination due to death would result in the following life insurance proceeds in addition to the acceleration of equity awards.

Name	Life Insurance Proceeds
Michael J. Anderson	$750,000
Richard R. George	426,000
Gary L. Smith	426,000
Dennis J. Addis	530,000
Harold M. Reed	576,000
Rasesh H. Shah	562,000
Director Compensation
     The following description of director compensation reflects the current program approved by the Board of Directors in August 2006 and revised in December 2008.
     Directors who are not employees of the Company receive an annual retainer of $28,000. Committee chairpersons each receive an additional retainer as follows: Audit Committee chair $6,000 annually, All other Committees $3,000 annually. The lead director also receives a $5,000 additional annual retainer. Directors may elect to receive their retainers in cash or Common Shares and beginning in 2009, retainers are to be paid on a quarterly basis (May, August, November and February).
     Non-employee directors receive $1,500 per full board meeting they attend in person ($1,000 for telephonic attendance). Committee meetings are paid at $1,250 for the Audit Committee and $1,000 for all other Committees. Telephonic attendance at committee meetings is paid at one half of the full meeting fee. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings including orientation for new directors and special projects. Richard P. Anderson received a payment of $50,000 as a retainer for service as Chairman of the Board (until his retirement at the May 2009 Annual Meeting) and other business consulting and advisory services. As noted previously, Paul M. Kraus also declined to stand for re-election and completed his term on the Board in May 2009.
     Directors receive an annual equity grant (SOSAR). Directors have an equity ownership guideline of 4,000 shares. Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company.
     Michael J. Anderson is the only employee director. He receives no additional compensation for his directorship. Directors appointed to the Board receive a pro rata annual retainer and initial equity grant of SOSARs with a fair value approximately equal to $12,000. John T. Stout, Jr. was appointed to the board in October 2009 and his retainer and grant were issued in October 2009. Richard P. Anderson receives retiree health coverage comparable to other retirees. Paul M. Kraus receives retiree health coverage due to his wife’s position as one of the original partners of the predecessor partnership. In each case, the director is responsible for payment of premium comparable to other qualified retirees that elect coverage.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
				Non-	Change in pension
				equity	value and	All
	Fees			incentive	nonqualified	other
	earned or	Stock	Option	plan	deferred	compen-
	paid in	awards	awards	compen-	compensation	sation
Name	cash ($)	($)(1)	($)(2)	tion ($)	earnings ($)	($)	Total ($)
Richard P. Anderson	$50,000	$—	$8,602	—	—	—	$58,602
Gerard M. Anderson	31,500	—	17,204	—	—	—	48,704
Catherine M. Kilbane	18,750	23,276	17,204	—	—	—	59,230
Robert J. King, Jr.	37,250	—	17,204	—	—	—	54,454
Paul M. Kraus	2,500	—	8,602	—	—	—	11,102
Ross W. Manire	33,000	—	17,204	—	—	—	50,204
Donald L. Mennel	44,000	—	17,204	—	—	—	61,204
David L. Nichols	15,500	21,006	17,204	—	—	—	53,710
John T. Stout, Jr.	7,667	4,561	16,076	—	—	—	28,304
Charles A. Sullivan	28,500	14,020	17,204	—	—	—	59,724
Jacqueline F. Woods	36,000	—	17,204	—	—	—	53,204

(1)	Directors may make an election to receive common stock in lieu of all or 50% of the retainer fees. All of these shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued at the closing price on the date of issuance which was May 11 ($20.90), July 31 ($32.22) and October 31 ($31.03) for the fees noted above. There was no February 2009 retainer payment made as retainers were paid annually in advance for the May 2008-April 2009 term.

(2)	The fair value of the SOSAR grants made were computed in accordance with the assumptions as noted in Note 9 to the Company’s audited financial statements included in the 2009 Form 10-K, Item 8. Richard P. Anderson and Paul M. Kraus each received a partial (50%) grant in anticipation of their upcoming retirement from the Board. John T. Stout, Jr., received an initial grant when he joined the Board in October. Richard P. Anderson and Paul M. Kraus have remaining equity awards that may be exercised up to one year after their retirement or May 8, 2010. Outstanding equity awards for non-employee directors and former directors at December 31, 2009 are as follows:

Name	Outstanding Options /SOSARs
Richard P. Anderson	15,400
Gerard M. Anderson	6,707
Catherine M Kilbane	8,800
Robert J. King, Jr.	19,700
Paul M. Kraus	21,400
Ross W. Manire	5,500
Donald L. Mennel	17,700
David L. Nichols	17,700
John T. Stout, Jr.	1,148
Charles A. Sullivan	23,700
Jacqueline F. Woods	23,700

Other Information
Shareholder Proposals for 2011 Annual Meeting
     Shareholder proposals intended for inclusion in the Company’s proxy statement relating to its 2011 annual meeting must be received by the company no later than November 15, 2010 and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials.
     In addition, the Company’s Code of Regulations establishes advance notice procedures for (1) the nomination, other than by or at the direction of the Board or the Company, of candidates for election as directors and (2) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board or the Company. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures. Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Company’s Secretary at the address below. The Company’s Secretary must receive any such proposals or nomination no earlier than January 7, 2011 and no later than February 5, 2011. The Company will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company’s Code of Regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with their best judgment on any such shareholder proposal or nomination.
Additional Information
     This proxy information is being mailed with the Company’s December 31, 2009 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 480 West Dussel Drive, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Our Annual Report on Form 10-K was filed on February 26, 2010 and this proxy statement will be filed on or about March 15, 2010.
     The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.
     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or internet as soon as possible.

By order of the Board of Directors
/s/ Naran U. Burchinow
Naran U. Burchinow Secretary

Appendix A
Amended Articles of Incorporation
Amended Article Fourth (a) of the Amended and Restated Articles of Incorporation of the Corporation
“(a) Authorized Shares. The total number of shares the Corporation has authority to issue is 43,000,000 shares, consisting of 1,000,000 preferred shares, no par value per share (the “Preferred Shares”), and 42,000,000 common shares, no par value per share (the “Common Shares”). The number of authorized Preferred Shares may not be decreased unless such decrease is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares. Any such decrease may be affected without vote of the holders of the Preferred Shares, or of any series thereof, unless a vote of any such holders is required pursuant to the instrument designating the terms of a series of Preferred Shares. In no event may the number of authorized Preferred Shares be decreased below the number of shares thereof then outstanding. Any issuance of shares of the Corporation must be approved by directors constituting not less than two-thirds (2/3) of the directors then in office.”

Appendix B
LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION

Agrium U.S.
Air Liquide America
Akzo Nobel
Akzo Nobel — Functional Chemicals
Arch Chemicals
Arkema
Ashland — Ashland Specialty Chemical
Cabot
Ciba Specialty Chemicals
Clariant
FMC
H. B. Fuller Company
Hercules
International Flavors & Fragrances
Lanxess
Millennium Inorganic Chemicals
NewMarket
Potash Corporation of Saskatchewan
PPG Industries — Chemicals
Rhodia
Saint-Gobain — Ceramics
Sasol North America
Scotts Miracle — Gro
Solvay America
Sunoco — Chemical
TOTAL S.A. — Total Petrochemicals USA
Tronox
Westlake Chemical
Church & Dwight
Coty
AGL Resources
Avista
CPS Energy
Dominion Resources — VA Power
DPL
Edison International — Edison Mission

Energy Future Holdings — Luminant
Energy Future Holdings — Oncor Electric Delivery Company
Great Plains Energy — Kansas City Power & Light
JEA
Memphis Light, Gas & Water
Metropolitan Water District of Southern California
Mirant
New York Power Authority
Piedmont Natural Gas
Portland General Electric
Sacramento Municipal Utilities District
Santee Cooper
Southern Company — Mississippi Power
Southern Union
Southern Union Gas Company — Gas Services
Southwest Gas
SUEZ Energy — SUEZ Energy Retail North America
SUEZ Energy — SUEZ Energy LNG North America
American Crystal Sugar
Bacardi Limited — Bacardi
Brown — Forman
Bunge North America
Cadbury Schweppes Americas Beverages
CHS — Processing
Del Monte Foods
E & J Gallo Winery
Fortune Brands — Beam Global Spirits & Wine
Foster’s Group Limited — Foster’s Wine Estates Americas
Groupe Danone — Dannon
Heineken USA

McCormick & Company
Ocean Spray Cranberries
Tate & Lyle Americas
Tate & Lyle Americas — Ingredients Americas
UST
Alliant Techsystems — Armament Systems
Alliant Techsystems — Launch Systems
Alliant Techsystems — Mission Systems
Curtiss-Wright Corporation
Eaton — Automotive Components
Eaton — Truck Components
Honda of America Manufacturing
Ingersoll — Rand Company Limited — Climate Control
Ingersoll — Rand Company Limited — Industrial Technologies
Ingersoll — Rand Company Limited — Security Technologies
Joy Global
Joy Global — Joy Mining Machinery
Kennametal
Marmon Group — Union Tank Car
Mitsubishi International
Modine Manufacturing
Moog
NACCO Materials Handling
Orbital Sciences
Amcor Limited — Amcor Sunclipse North America
BD Diagnostic Systems
Cooper Industries — Lighting
Cooper Industries — Power Systems
Dal-Tile
Esmark

Appendix B
LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION

MeadWestvaco — Consumer & Office Products
MeadWestvaco — Consumer Solutions
MeadWestvaco — Packaging Resource Group
PPG Industries — Glass
Saint-Gobain — Certain Teed
Springs Industries
ArcelorMittal — Dofasco Tubular Products
Associated Materials
Exterran
Lehigh Hanson — Aggregate Products
Lehigh Hanson — Building Products
Lehigh Hanson — Lehigh Cement
Loop — Logan Aluminum
Noranda Aluminum Group
Saint-Gobain — Containers
Umicore
Wheeling-Pittsburgh Steel
Ashland — Valvoline
Daiichi Sankyo
King Pharmaceuticals
Novo Nordisk Inc.
Roche Diagnostics
Sepracor
Solvay America — Solvay Pharmaceuticals
Watson Pharmaceuticals
Ace Hardware
Alex Lee — Lowes Foods Stores
Chico’s FAS
Children’s Place, The
Crate and Barrel
Limited Brands — Bath & Body Works
Limited Brands — Victoria’s Secret Direct
Macy’s — Macy’s (Home Store)

New York & Company
Pier 1 Imports
Restoration Hardware
Retail Ventures — DSW
ShopKo Stores — ShopKo Stores
The Sports Authority
Williams-Sonoma — Pottery Barn
Zale
Alexander & Baldwin
Global Aero Logistics
New Jersey Transit
OSG Ship Holding Group

Appendix C
LIST OF COMPANIES USED TO BENCHMARK CEO COMPENSATION
NACCO Industries Inc.
UAP Holding Corp.
Polyone Corp
Georgia Gulf Corp
Spartan Stores Inc.
Tractor Supply Co.
Ferro Corp.
CF Industries Holdings, Inc.
Ralcorp Holdings Inc.
Terra Industries Inc.
Calumet Specialty Products
Central Garden & Pet Co.
Potlatch Corp.
Aventine Renewable Energy
Freightcar America, Inc.
Arch Chemicals, Inc.
NewMarket Corp.
GATX Corp.
Castle A M & Co.
Lancaster Colony Corp.
Greenbrier Companies Inc.

PROXY — THE ANDERSONS, INC.
[Name And address of shareholder]
Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 Hours a day 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 12:00 midnight. Central Time, on May 7, 2010.
Vote using the Internet
•	Log on to the Internet and go to www.envisionreports.com/ANDE2010

•	Follow the steps outlined on the secured website.
Vote by Telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an ☑ as shown in this example. Please do not write outside the designated areas. ☑

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A.	Proposals — The Board of directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 — Michael J. Anderson	[ ]	[ ]	02 — Gerard M. Anderson	[ ]	[ ]	03 — Catherine M. Kilbane	[ ]	[ ]
04 — Robert J. King, Jr.	[ ]	[ ]	05 — Ross W. Manire	[ ]	[ ]	06 — Donald L. Mennel	[ ]	[ ]
07 — David L. Nichols	[ ]	[ ]	08 — John T. Stout, Jr.	[ ]	[ ]	09 — Jacqueline F. Woods	[ ]	[ ]

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2010.	For [ ]	Against [ ]	Abstain [ ]

3.	Proposal to amend the Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, no par value to 42,000,000 shares, with no change to the authorization to issue 1,000,000 preferred shares, no par value.	[ ]	[ ]	[ ]
B.	Non-Voting Items
Change of address — Please print new address below.
[                                                                                ]
Meeting Attendance Mark this box to the right if you plan to attend the Annual Meeting. [  ]
C.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box		Signature 2 — Please keep signature within the box
[ / / ]	[ ]	[ ]

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
Location: The Andersons Inc. General Office Building, 480 W. Dussel Dr., Maumee OH 43537; 8:00 A.M. Local Time
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING — May 7, 2010
Tamara S. Sparks, Naran U. Burchinow and Matthew C. Anderson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of The Andersons, Inc. to be held on May 7, 2010 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote for (a) the election of the nine Directors to hold office for a one-year term, (b) ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2010, (c) ratification of the amendment of the Restated and Amended Articles of Incorporation to increase the number of authorized shares to 43,000,000, comprising 42,000,000 common shares, and 1,000,000 preferred shares
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Important - This proxy must be signed and dated. THANK YOU FOR VOTING.
IF YOU HOLD SHARES THROUGH A BROKERAGE FIRM, IN YOUR OWN NAME, OR THROUGH THE 401K, YOU MAY HAVE MORE THAN ONE PROXY TO COMPLETE.
IF VOTING BY U.S. MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE ON OR BEFORE APRIL 28, 2010.

[Name And address of shareholder]
Using a black ink pen, mark your votes with an ☑ as shown in this example. Please do not write outside the designated areas. ☑
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
D.	Proposals — The Board of directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 — Michael J. Anderson	[ ]	[ ]	02 — Gerard M. Anderson	[ ]	[ ]	03 — Catherine M. Kilbane	[ ]	[ ]
04 — Robert J. King, Jr.	[ ]	[ ]	05 — Ross W. Manire	[ ]	[ ]	06 — Donald L. Mennel	[ ]	[ ]
07 — David L. Nichols	[ ]	[ ]	08 — John T. Stout, Jr.	[ ]	[ ]	09 — Jacqueline F. Woods	[ ]	[ ]

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2010.	For [ ]	Against [ ]	Abstain [ ]

5.	Proposal to amend the Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, no par value to 42,000,000 shares, with no change to the authorization to issue 1,000,000 preferred shares, no par value.	[ ]	[ ]	[ ]
E.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box		Signature 2 — Please keep signature within the box
[ / / ]	[ ]	[ ]

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
Location: The Andersons Inc. General Office Building, 480 W. Dussel Dr., Maumee OH 43537; 8:00 A.M. Local Time
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING — May 7, 2010
Tamara S. Sparks, Naran U. Burchinow and Matthew C. Anderson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of The Andersons, Inc. to be held on May 7, 2010 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote for (a) the election of the nine Directors to hold office for a one-year term, (b) ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2010, (c) ratification of the amendment of the Restated and Amended Articles of Incorporation to increase the number of authorized shares to 43,000,000, comprising 42,000,000 common shares, and 1,000,000 preferred shares
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Important — This proxy must be signed and dated. THANK YOU FOR VOTING.
IF YOU HOLD SHARES THROUGH A BROKERAGE FIRM, IN YOUR OWN NAME, OR THROUGH THE 401K, YOU MAY HAVE MORE THAN ONE PROXY TO COMPLETE.
IF VOTING BY U.S. MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE ON OR BEFORE APRIL 28, 2010.

[Name And address of shareholder]
IMPORTANT ANNUAL MEETING INFORMATION — YOUR VOTE COUNTS
Shareholder Meeting Notice
Important Notice Regarding the Availability of Proxy Materials for
The Andersons, Inc. Meeting to be Held on May 7, 2010
Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:
www.envisionreports.com/ANDE2010
Easy Online Access — A convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/ANDE2010 to view the materials
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.
When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.
Obtaining a Copy of the Proxy Materials — If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 26, 2010 to facilitate timely delivery.

Annual Meeting Notice
The 2010 Annual Meeting of Shareholders of The Andersons, Inc. will be held at The Andersons Inc. General Office Building, 480 W. Dussel Dr., Maumee OH 43537; Friday May 7, 2010 at 8:00 A.M. Eastern Time
Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.
The Board of Directors recommends that you vote FOR the following proposals:
1.	Election of Directors:
01 — Michael J. Anderson, 02 — Gerard M. Anderson, 03 — Catherine M. Kilbane, 04 — Robert J. King, Jr., 05 — Ross W. Manire, 06 — Donald L. Mennel, 07 — David L. Nichols, 08 — John T. Stout, Jr., 09 — Jacqueline F. Woods

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2010.

3.	Proposal to amend the Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, no par value to 42,000,000 shares, with no change to the authorization to issue 1,000,000 preferred shares, no par value.
PLEASE NOTE — YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.
Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
     Internet — Go to www.envisionreports.com/ANDE2010. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.
     Telephone — Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.
     Email — Send email to investorvote@computershare.com with “Proxy Materials The Andersons, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.
     To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 26, 2010.